UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
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OneMain Holdings, Inc.
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April 8, 2019

Dear Stockholders:

On behalf of the Board of Directors, I am pleased to invite you to attend our 2019 Annual Meeting of Stockholders, which will be held on May 21, 2019 at 1:00 p.m., local time, at the Old Vanderburgh County Courthouse, 201 NW 4th Street, Evansville, Indiana 47708 (the “Annual Meeting”). Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying materials.

Whether or not you attend the meeting in person, it is important that your shares be represented and voted. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who request a paper copy of the Proxy Statement and 2018 Annual Report by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided. You can, of course, vote in person at the meeting but you are encouraged to send in the proxy card, or vote online or by telephone, to ensure your vote is counted should you be unable to attend for any reason. You may revoke your proxy and vote in person at the meeting if you choose to do so.

Sincerely,

Douglas H. Shulman President & Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 21, 2019: This Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2018 are available on the Internet at www.proxyvote.com.

ONEMAIN HOLDINGS, INC.
601 NW Second Street
Evansville, Indiana 47708

April 8, 2019

NOTICE OF THE
2019 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 21, 2019 1:00 p.m., local time

Place:	Old Vanderburgh County Courthouse 201 NW 4th Street Evansville, Indiana 47708

Meeting Agenda:	1.
A proposal to elect three Class III directors, Valerie Soranno Keating, Aneek S. Mamik and Richard A. Smith, to serve until the 2022 Annual Meeting and until such director’s successor has been elected and qualified, or until such director’s earlier death, resignation or removal.

	2.	A proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for OneMain Holdings, Inc. for the year ending December 31, 2019.

	3.	Such other business properly brought before the meeting or any adjournments or postponements thereof.

Record Date:	In order to vote, you must have been a stockholder at the close of business on March 28, 2019.

Voting by Proxy:
It is important that your shares be represented at the meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and to complete, date and sign your proxy or voting instruction card and return it promptly or vote your shares by telephone or by Internet, as described on the proxy card. You may revoke your proxy and vote in person at the meeting if you choose to do so.

By order of the Board of Directors,

Jack R. Erkilla Senior Vice President, Deputy General Counsel & Secretary

PROXY STATEMENT

This Proxy Statement and the accompanying materials are being made available to OneMain Holdings, Inc. stockholders beginning on or about April 8, 2019. In this Proxy Statement, “OMH” refers to OneMain Holdings, Inc., the “Company,” “we,” “us” or “our” may refer to OneMain Holdings, Inc. or to it and one or more of its subsidiaries, as the context may require, “OneMain” refers to the operations of OneMain Financial Holdings, LLC (the successor to OneMain Financial Holdings, Inc.) acquired from CitiFinancial Credit Company on November 15, 2015, “Springleaf” refers to OMH and its operations other than OneMain, “SFI” refers to Springleaf Finance, Inc., and “SFC” refers to Springleaf Finance Corporation. This Proxy Statement contains information to assist you in voting your shares on the matters to be presented at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 21, 2019.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of this Proxy Statement?

The purpose of this Proxy Statement is to provide information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”) require the Company to provide to its stockholders. This Proxy Statement is also the document used by the Company’s Board of Directors (the “Board”) to solicit proxies to be used at the Annual Meeting. Proxies are solicited to give all stockholders an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting.

Who pays the cost of soliciting proxies?

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. The solicitation of proxies or votes may be made by mail, in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

How is the Company distributing proxy materials?

We are providing access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each stockholder. On or about April 8, 2019, we mailed a Notice of Internet Availability to all stockholders entitled to vote at the Annual Meeting. The Notice tells you how to:

•	view our proxy materials for the Annual Meeting, including this proxy statement and the OneMain Holdings, Inc. 2018 Annual Report, on the Internet and vote; and
•	instruct us to send proxy materials to you by mail or email.

You may also request delivery of an individual copy of the Proxy Statement and 2018 Annual Report by contacting us by mail at OneMain Holdings, Inc., 601 NW Second Street, Evansville, Indiana 47708, Attention: Secretary or by calling our Investor Relations department at (475) 619-8821.

When and where will the Annual Meeting be held?

The meeting will be held on May 21, 2019, at the Old Vanderburgh County Courthouse, 201 NW 4th Street, Evansville, Indiana 47708, beginning at 1:00 p.m., local time. Stockholders may obtain directions to the location of the meeting by contacting the Company’s Secretary at 601 NW Second Street, Evansville, Indiana 47708, Telephone: (812) 424-8031.

What is the structure of our Board of Directors?

Our Board consists of nine members divided evenly into three classes. Each class serves a three year term. Three Class III directors are up for re-election at the Annual Meeting.

What matters will the stockholders vote on at the meeting?

You will be voting on the following:

•	to elect three Class III directors, Valerie Soranno Keating, Aneek S. Mamik and Richard A. Smith, to serve until the 2022 Annual Meeting, and until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation or removal (the “Director Election Proposal”);
•	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 (the “Ratification of Auditors Proposal”); and
•	to consider and act upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

What are the Board’s voting recommendations?

	Matters to be voted on at the Annual Meeting	BOARD RECOMMENDATION
1.	Director Election Proposal	For each of the three nominees named in this Proxy Statement
2.	Ratification of Auditors Proposal	FOR

Who may vote at the meeting?

All stockholders who owned shares of Company common stock at the close of business on the record date of March 28, 2019 may attend and vote at the meeting.

How do I vote?

You can vote either in person at the meeting or by proxy whether you attend the meeting or not. You can vote by telephone or Internet by following the instructions on the proxy card. If you are a registered holder of shares of Company common stock, you can also vote by mail by completing, signing, dating and returning your proxy card. If you hold your shares of Company common stock beneficially in street name, you may submit proxies by following the instructions provided by your broker, bank or other nominee see “What is the difference between a stockholder of record and a beneficial owner of shares held in ‘street name’?” below for more information. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as the Board recommends. The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Daylight Time, on Monday, May 20, 2019. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person.

What is householding?

If you and others who share your mailing address own Company common stock through bank or brokerage accounts, you may have received a notice that your household will receive only one copy of the Proxy Statement and 2018 Annual Report or Notice Regarding the Internet Availability of Proxy Materials. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. You may discontinue householding by contacting your bank or broker.

What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record. If your shares are held in an account at a brokerage firm, bank or similar institution, then you are the beneficial owner of shares held in “street name.” The institution holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct the institution on how to vote the shares held in your account.

What is the effect of abstentions and broker “non-votes”?

The inspector will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the Annual Meeting. A broker “non-vote” occurs when you fail to provide your broker with voting instructions on a particular proposal and the broker does not have discretionary authority to vote your shares on that particular proposal because the proposal is not a “routine” matter under the applicable rules. Abstentions and broker non-votes with respect to the Director Election Proposal will have no effect on the election of directors. Abstentions and broker non-votes with respect to the Ratification of Auditors Proposal will have the same effect as a vote against the proposal.

Unless your broker receives appropriate instructions from you, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the Annual Meeting other than the ratification of our independent registered public accounting firm. Therefore, we strongly urge you to vote your shares.

Can I change my voting instructions before the meeting?

You may revoke your proxy by sending in a signed proxy card with a later date, providing subsequent telephone or Internet voting instructions, providing a written notice of revocation to our Corporate Secretary at the address on page 1 prior to the Annual Meeting or attending the Annual Meeting to cast your vote in person. If your shares are held in “street name,” please follow the directions given by the institution that holds your shares to change or revoke your voting instructions.

Is my vote confidential?

We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We permit only our inspector of election to examine these documents. If you write comments on your proxy card or ballot, the proxy card or ballot may be forwarded to our management and the Board to review your comments.

How many votes do I have?

You will have one vote for each share of Company common stock which you owned at the close of business on March 28, 2019, the record date for the meeting.

Who will tabulate and count the votes?

Representatives or agents of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the Company’s inspector of election.

How many shares of stock are eligible to vote at the Annual Meeting?

At the close of business on March 28, 2019, there were a total of 136,082,463 shares of Company common stock issued and outstanding and eligible to vote at the Annual Meeting.

How many shares must be present to hold the Annual Meeting?

The holders of a majority of the shares of Company common stock outstanding as of the record date and entitled to vote at the Annual Meeting must be present, in person or by proxy, in order to hold the Annual Meeting and conduct business. This is called a quorum. In determining whether a quorum is present, shares represented by votes to withhold, abstentions and broker non-votes will be deemed present at the Annual Meeting. Once a share is deemed present for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the Annual Meeting.

How many votes are required to elect directors and adopt other proposals?

Proposal 1—Director Election Proposal: Directors are elected by a plurality of the votes of holders of shares present, in person or by proxy, and entitled to vote at a meeting of stockholders at which a quorum is present. Accordingly, the three nominees named in this proxy statement with the highest number of “FOR” votes will be elected. Votes to withhold and broker non-votes, if any, will not have any effect on the election of a director.

Proposal 2—Ratification of Auditors Proposal: Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 requires the affirmative vote of the holders of a majority of the total number of shares present, in person or by proxy, and entitled to vote on the proposal. Abstentions and broker non-votes, if any, will have the same effect as a vote against this proposal.

Other business—All other business that may properly come before the Annual Meeting requires the affirmative vote of the holders of a majority of the total number of shares present, in person or by proxy, and entitled to vote on any such other business.

How do I attend the Annual Meeting?

Admission to the Annual Meeting is limited to Company stockholders or their proxy holders. In order to be admitted to the Annual Meeting, each stockholder will be asked to present proof of stock ownership and a valid government-issued photo identification, such as a driver’s license. Proof of stock ownership may consist of the proxy card, or if shares are held in the name of a broker, bank or other nominee (“street name”), an account statement or letter from the nominee indicating that you beneficially owned shares of Company common stock at the close of business on March 28, 2019, the record date for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and report final results on a Current Report on Form 8-K, which we intend to file with the SEC within four business days after the Annual Meeting.

CORPORATE GOVERNANCE

Governing Documents

The following primary documents make up the Company’s corporate governance framework:

•	Corporate Governance Guidelines (“Governance Guidelines”)
•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating and Corporate Governance (“NCG”) Committee Charter
•	Compliance Committee Charter
•	Risk Committee Charter
•	Code of Business Conduct and Ethics (“Code of Conduct”)
•	Code of Ethics for the Principal Executive and Senior Financial Officers (“Principal Officer Code”)

These documents are accessible on the Company’s website at http://www.onemainfinancial.com/ by clicking on “Investor Relations” at the bottom of the webpage and then “Corporate Governance.” You also may obtain a free copy of any of these documents by sending a written request to OneMain Holdings, Inc., 601 NW Second Street, Evansville, Indiana 47708, Attention: Secretary. We intend to disclose any material amendments to or waivers of our Code of Conduct and Principal Officer Code requiring disclosure under applicable SEC or NYSE rules on our website within four business days of the date of any such amendment or waiver in lieu of filing a Current Report on Form 8-K pursuant to Item 5.05 thereof.

Corporate Governance Guidelines

The Governance Guidelines, which are available on our website as outlined above, set forth the Company’s primary principles and policies regarding corporate governance. The Governance Guidelines are reviewed from time to time as deemed appropriate by the Board. The Governance Guidelines are supplemented by the Code of Conduct and the Principal Officer Code, as well as by policies and procedures addressing specific topics and practices.

Codes of Conduct

The Board adopted a Code of Conduct to help ensure that the Company abides by applicable laws and corporate governance standards. This code applies to all directors, employees and officers, including our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Principal Accounting Officer. The Board has also adopted a Principal Officer Code that applies to our CEO, CFO and Principal Accounting Officer. The Code of Conduct and the Principal Officer Code are available on our website as outlined above.

Board Leadership Structure

Although not required, the Company has separated the roles of CEO and Chairman of the Board. The CEO is responsible for the day-to-day leadership, management, direction and performance of the Company, while the Chairman of the Board is responsible, together with the CEO and the other members of the Board, for setting the strategic direction of the Company.

Board’s Role in Risk Oversight

While management is responsible for day-to-day risk management of the Company’s operations, the Board is responsible for overseeing enterprise-wide risks. The Board uses its standing committees (discussed below) to monitor and address what may be within the scope of each committee’s expertise or charter. For example: the Audit Committee oversees the financial statements, accounting and auditing functions and related risk; the Compensation Committee oversees the Company’s compensation programs, including goals, objectives, performance and compensation for our CEO and other executive officers, and the compensation disclosure in this Proxy Statement; and the NCG Committee oversees director qualifications, Board structure and corporate governance matters. The Board also has created a Compliance Committee to oversee regulatory compliance matters, which provides regular reports to the Board. In 2018, the Board created a Risk Committee to oversee the development and implementation of systems and processes to identify, manage and mitigate reasonably foreseeable material risks to the Company and to assist the Board and its committees in fulfilling their responsibilities for risk management, including cybersecurity and information security risks.

In addition to getting information from its committees, the Board also receives updates directly from members of management. In this regard, Mr. Shulman, due to his position as both President and CEO and a director of the Company, is particularly important in communicating with other members of management and keeping the Board updated on the important aspects of the Company’s operations.

Independent Directors

We recognize the importance of having an independent Board that is accountable to the Company and its stockholders. Accordingly, the Governance Guidelines (a copy of which may be found in the “Investor Relations — Corporate Governance” section of the Company’s website) provide that a majority of the Board’s directors shall be independent in accordance with the NYSE listing standards. Our Board has affirmatively determined that Ms. Soranno Keating and Messrs. Guthrie, Sinensky, Michelini, Becker, Mamik and Smith are “independent” under Section 303A.02(b) of the NYSE listing standards. In making this determination, the Board considered all relevant facts and circumstances as required by applicable NYSE listing standards.

Environmental, Social and Governance (“ESG”) Responsibility

We believe that sound corporate citizenship and attention to governance and environmental principles are essential to our success and creating long-term value for our stockholders. Below are some of the ways in which the Company demonstrated its commitment to and made progress toward reducing our environmental impact, encouraging employee engagement and practicing responsible governance in 2018.

Environmental

With a broad footprint of nearly 1,600 branches across the U.S., we believe setting an example in environmental sustainability is an important responsibility and opportunity. As we increase our market footprint, we constantly seek out ways to reduce our carbon footprint. The following is a glance at our energy consumption reduction initiatives:

•	We have Leadership in Energy and Environmental Design (LEED) and Energy Star certified buildings across the U.S., including two corporate headquarters campuses and 50 branch locations.
•	Our company-wide recycling program includes plastic, cardboard, glass, aluminum and organic materials. Electronics are recycled through a third-party specialist.
•	We retrofit our corporate offices with LED lighting and install LEDs and programmable thermostats in new branch locations.

•	Last year, we increased the number of customers who receive paperless bills by 60%. Now, with 740,000 of our customers enrolled, we’re well on our way to reducing the environmental impact outside of our walls.

Social

Whether it’s our own staff, our valued customers or the communities around us, we place immense value on helping people develop and realize their dreams and ambitions. That’s why we’ve implemented the following social enrichment practices:

•	Designed to be more robust than the average employee survey, our employee satisfaction survey leads to substantial CEO-initiated process evolutions. The Learning Group, a team specifically appointed to identify training and development needs, uses the survey results to initiate pipeline leadership and professional development programs and initiatives. The Company also monitors the progress of the current programs, initiatives and priorities identified through the survey results.
•	From recruiting to retention, we prioritize diversity in the workplace via numerous channels. To improve the diversity of our employment candidates, we select college recruitment events, in part, based on the diversity makeup of each school’s student population, and include military veterans in our diversity categories. We have also introduced diverse hiring slates, so we now require at least one of three finalists for executive and senior leadership positions be a woman or an ethnic minority. Additionally, we launched an initiative to identify talented, diverse individuals within the organization as part of our semiannual talent review, and these individuals receive career conversations and development planning to accelerate growth within the organization.
•	We engaged in numerous philanthropic and community-based initiatives during 2018 that demonstrated our dedication to all the places we call home. Nearly 40% of our community grants and sponsorships were awarded to support financial education and literacy initiatives.
•	We have an Executive Office of Customer Care (“EOCC”) to resolve customer complaints and coordinate resolution, reporting and root cause analysis across OMH, driving change through organizational partnerships. Additionally, the EOCC has a Military Support Team to ensure that our eligible servicemembers receive the benefits to which they are entitled under various federal and state laws and regulations.
•	To safeguard customer and company information and to protect our reputation, the Company’s Enterprise Third-Party Risk Management team helps to identify, mitigate and report the potential risks and performance of any third party, including agents and subcontractors, with which the Company has an agreement (contractual or otherwise) to provide products or services to the Company and its customers.

Governance

As a publicly traded company with an established national presence, we place special emphasis on Board oversight and on our internal policies and procedures as they relate to risk management, cybersecurity and compliance. Below are just a few of the ways we’re adding efficiency, accountability and transparency to our operations:

•	During 2018, our directors heard reports from management on a number of ESG-related issues, including cybersecurity, employment enablement and engagement and certain pro-consumer free changes to our business practices.
•	To ensure consistency in policies across the organization, we have a robust policy governance framework that sets forth minimum standards for the management of policies and procedures across all lines of business and functional support areas of the Company. The Board reviews certain key policies annually and makes changes when necessary. Additionally, employees receive training on various ESG-related business policies.

•	Our Compliance group designs and implements policies, standards, procedures, guidelines, surveillance reports and other solutions used by our business to test the effectiveness of our controls and track remediation efforts.

Board, Committee and Annual Meeting Attendance

The Board held twelve meetings during 2018. Each director attended at least 75% of Board and committee meetings held during the period he or she served, except for our former director Wesley R. Edens. Directors are invited and encouraged, but are not required, to attend the Annual Meeting. One of the Company’s directors attended the Company’s 2018 Annual Meeting of Stockholders.

Presiding Non-Management Director and Executive Sessions

The Company’s non-management and independent directors met in executive session without management five times in 2018. Roy Guthrie is the non-management director appointed to preside at each executive session.

Communications with the Board of Directors

Any Company stockholder or other interested party who wishes to communicate with the Board or any of its members may do so by writing to: Board of Directors (or one or more named directors), c/o, Jack R. Erkilla, Senior Vice President, Deputy General Counsel & Secretary, OneMain Holdings, Inc., 601 NW Second Street, Evansville, Indiana 47708.

Communications with the Audit Committee

Complaints and concerns relating to the Company’s accounting, financial reporting, internal accounting controls or auditing matters (together, “Accounting Matters”) should be communicated to the Audit Committee of the Board. Any such communications may be made on an anonymous basis. Employee concerns or complaints may be reported to the Audit Committee through a third-party vendor, Navex Global, Inc., that has been retained by the Audit Committee for this purpose. Navex Global may be contacted toll-free at (855) 296-9088, or via the Internet at http://www.onemainfinancial.alertline.com/. Outside parties, including stockholders, may bring issues regarding Accounting Matters to the attention of the Audit Committee by writing to: Audit Committee, c/o, Jack R. Erkilla, Senior Vice President, Deputy General Counsel & Secretary, OneMain Holdings, Inc., 601 NW Second Street, Evansville, Indiana 47708.

All complaints and concerns will be reviewed under the direction of the Audit Committee and overseen by the General Counsel and other appropriate persons as determined by the Audit Committee. The General Counsel also prepares a periodic summary report of all such communications for the Audit Committee.

Criteria and Procedures for Selection of Director Nominees

Although the Board retains ultimate responsibility for nominating members for election to the Board, the NCG Committee of the Board conducts the initial screening and evaluation process. Although there are no minimum qualifications, skills or qualities required to be nominated for election, as provided in the Company’s Governance Guidelines, director nominees, including those directors eligible to stand for re-election, are selected based on, among other things, the following factors:

•	whether the nominee has demonstrated, by significant accomplishment in his or her field, an ability to make meaningful contributions to the Board’s oversight of the business and affairs of the Company;
•	the nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities;
•	experiences, skills and expertise;
•	diversity;
•	business judgment;
•	composition of the Board;
•	requirements of applicable laws and NYSE listing standards;
•	time availability and dedication; and
•	conflicts of interest.

While the NCG Committee has not adopted a formal diversity policy for the selection of director nominees, diversity is one of the factors that the committee considers in identifying director nominees. In considering diversity, in particular, the NCG Committee considers general principles of diversity in the broadest sense. The NCG Committee seeks to recommend the nomination of directors who represent different qualities and attributes and a mix of professional and personal backgrounds and experiences that will enhance the quality of the Board’s deliberations and oversight of our business.

In conducting the screening and evaluation of potential director nominees, the NCG Committee considers candidates recommended by directors and the Company’s management, as well as recommendations from Company stockholders. While the NCG Committee’s Charter and our Governance Guidelines provide that the NCG Committee may, if it deems appropriate, establish procedures to be followed by stockholders in submitting recommendations for director candidates, the NCG Committee has not, at this time, put in place a formal policy with regard to such procedures. This is because our Amended and Restated Bylaws, as amended (the “Bylaws”), include procedures for stockholders to nominate candidates to serve on the Board for election at any Annual Meeting or at any special meeting called for the purpose of electing directors. The Board believes that it is appropriate for the Company not to have a specific policy since stockholders may submit recommendations for director candidates by following the procedures set forth in the Bylaws, as summarized below.

The Bylaws require a stockholder who desires to nominate a candidate for election to the Board at an annual meeting of stockholders to timely submit certain information to OneMain Holdings, Inc., 601 NW Second Street, Evansville, Indiana 47708, Attention: Secretary. This information includes, among other things:

•	the stockholder’s name and address, and the class, series and number of shares that he or she beneficially owns;

•	a representation that the stockholder is a holder of record as of the record date and intends to appear in person or by proxy at the Annual Meeting;
•	the name, address and certain other information regarding the stockholder’s nominee for director;
•	a description of any arrangement or understanding between the stockholder and the director nominee or any other person (naming such person(s)) in connection with the making of such nomination to the Board; and
•	a completed questionnaire with respect to the prospective nominee’s background and the background of any other person on whose behalf the nomination is being made, and certain written representations and agreements from such persons concerning their independence and compliance with applicable laws.

To be timely, a stockholder must submit the information required by the Bylaws not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding Annual Meeting of stockholders. The Bylaws include special notice provisions if no annual meeting was held in the previous year, or if the Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the preceding Annual Meeting. While these provisions of the Bylaws permit a stockholder to nominate a candidate for election to the Board, such nominations will be subject to certain rights of OMH Holdings, L.P. (the “Acquisition Entity”) under the A&R Stockholders Agreement (defined below). See “Certain Relationships and Related Party Transactions — A&R Stockholders Agreement” below for more information.

BOARD OF DIRECTORS

Our Restated Certificate of Incorporation, as amended, provides that the Board shall consist of not less than three and not more than 11 directors, as may be determined from time to time by a majority of the entire Board. As of the date of this Proxy Statement, the Board consists of nine members, eight of whom are non-employee directors.

The Board is divided into three classes of equal size. Each class of directors is elected for a three year term of office, but the terms are staggered so that the term of only one class of directors expires at each Annual Meeting of stockholders. The Company’s current Board is classified as follows:

Class	Term Expiration	Director
Class III	2019	Aneek S. Mamik
		Richard A. Smith
		Valerie Soranno Keating
Class II	2021	Matthew R. Michelini
		Douglas H. Shulman
		Marc E. Becker
Class I	2020	Jay N. Levine
		Roy A. Guthrie
		Peter B. Sinensky

The Restated Certificate of Incorporation, as amended, does not provide for cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of Company common stock can elect all of the directors standing for election.

See also the discussion under the caption “Certain Relationships and Related Party Transactions — A&R Stockholders Agreement” and “—Apollo-Värde Transaction” below.

Committees of the Board of Directors

The Board has five principal standing committees, the Audit, NCG, Compensation, Compliance and Risk Committees, as well as an Executive Committee. The Audit Committee, the NCG Committee and the Compensation Committee consist entirely of non-employee directors and the Board has determined that each member of these committees is “independent” within the meaning of the NYSE listing standards. Members of the Compliance and Risk Committees are not required to be independent directors. Each of the Board’s five principal standing committees operates pursuant to a written charter and each such charter is available on the Company’s website at http://www.onemainfinancial.com/ and is also available to stockholders upon written request, addressed to OneMain Holdings, Inc., 601 NW Second Street, Evansville, IN 47708, Attention: Secretary.

Audit Committee

The Audit Committee’s responsibilities and purposes are to: (i) assist the Board in its oversight of: (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the annual independent audit of the Company’s financial statements, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance, and (d) the performance of the Company’s financial reporting process and internal audit function; (ii) determine whether to recommend to the stockholders the appointment, retention or termination of the Company’s independent registered public accounting firm; (iii) review, approve or ratify related party transactions and other matters that may pose conflicts of interest; and (iv) pre-approve all audit, audit-related and other services, if any, to be provided by the independent registered public accounting firm. The Audit Committee also participates in the certification process relating to the filing of certain periodic reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prepares the Report of the Audit Committee required under the proxy rules of the SEC to be included in the proxy statement for each annual meeting of stockholders.

The current members of the Audit Committee are Messrs. Guthrie (Chair), Sinensky and Smith. The Board has determined that: (i) each member of the Audit Committee is “independent”; (ii) each member of the Audit Committee is “financially literate”; and (iii) Mr. Guthrie is an “audit committee financial expert,” as such terms are defined under the Exchange Act or the NYSE listing standards, as applicable. The Audit Committee met eight times in 2018.

Nominating and Corporate Governance Committee

The NCG Committee’s responsibilities and purposes are to: (i) identify and recommend to the Board individuals qualified to serve as directors of the Company and on committees of the Board; (ii) advise the Board as to the Board’s composition, procedures and committees; (iii) develop and recommend to the Board a set of corporate governance guidelines and maintain and update such guidelines, as appropriate; and (iv) oversee the evaluation of the Board. See “Corporate Governance—Criteria and Procedures for Selection of Director Nominees” above for more information about the process for identifying and evaluating nominees for director.

The current members of the NCG Committee are Messrs. Smith (Chair), Mamik and Sinensky. The Board has determined that each of the members is “independent” within the meaning of the NYSE listing standards. The NCG Committee met seven times in 2018.

Compensation Committee

The Compensation Committee’s responsibilities and purposes are to: (i) oversee the Company’s compensation and employee benefit plans and practices, including its executive, incentive and equity compensation plans; (ii) evaluate the performance of the President and CEO and other executive officers; (iii) review and discuss with management the Company’s Compensation Discussion and Analysis to be included in the Company’s annual proxy statement and annual report filed with the SEC; and (iv) prepare the Compensation Committee Report as required by the rules of the SEC. The Compensation Committee also has the authority to retain and terminate compensation consultants and approval of the terms of any such engagement.

Additional information regarding the Compensation Committee’s processes and procedures for consideration of director compensation and executive compensation are set forth below under “Executive Compensation—Independent Director Compensation” and “Executive Compensation—Compensation Discussion and Analysis,” respectively.

The Compensation Committee may form subcommittees for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate, except that no subcommittee shall consist of fewer than two members and that the Compensation Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

The current members of the Compensation Committee are Messrs. Michelini (Chair), Guthrie and Mamik. The Board has determined that each member of the Compensation Committee is “independent” within the meaning of the NYSE listing standards.

The “independent” directors who are appointed to the Compensation Committee are also “non-employee” directors, as defined in Rule 16b-3(b)(3) under the Exchange Act. The Compensation Committee met eleven times in 2018.

Compliance Committee

The Compliance Committee’s primary responsibility is to oversee the Company’s efforts to comply with laws and regulations and related programs, policies and procedures, other than matters of financial reporting compliance which are the responsibility of the Audit Committee.

Among other things, the Compliance Committee assists the Board in its oversight function with respect to: (i) ensuring that the Company has an effective compliance program; (ii) monitoring regulatory risks and ensuring that there are appropriate policies, procedures and controls to address them; (iii) fostering good relationships with regulators; and (iv) identifying changes to laws, regulations and best practices that may require changes to compliance programs or business practices.

The current members of the Compliance Committee are Ms. Soranno Keating (Chair) and Messrs. Guthrie, Levine and Michelini. The Compliance Committee met three times in 2018.

Risk Committee

The Risk Committee’s primary responsibility is to oversee the development and implementation of the Company’s enterprise risk management program. The Risk Committee does this by, among other things: (i) overseeing the development and implementation of systems and processes designed to identify, manage and mitigate reasonably foreseeable material risks to the Company; (ii) assisting the Board and the other Board committees in fulfilling their oversight responsibilities for the risk management functions of the Company; and (iii) overseeing the development and implementation of appropriate enterprise-wide strategies and policies to identify, monitor, manage, control, timely report and mitigate material risks, including financial and non-financial, on and off-balance sheet, and current and contingent exposures.

The current members of the Risk Committee are Messrs. Mamik (Chair), Guthrie and Michelini. The Risk Committee met two times in 2018.

Executive Committee

The Executive Committee serves as an administrative committee of the Board to act upon and facilitate the consideration by senior management and the Board of certain high-level business and strategic matters. Our Executive Committee currently consists of Messrs. Shulman, Mamik and Michelini.

PROPOSAL 1:
ELECTION OF DIRECTORS

The terms of the Class III directors, consisting of Valerie Soranno Keating, Aneek S. Mamik and Richard A. Smith, will expire at the Annual Meeting. Each incumbent Class III director has been nominated by the Board to serve as a continuing director for a new three year term expiring at the 2022 Annual Meeting of Stockholders and until such director’s successor has been elected and qualified, or until such director’s earlier death, resignation or removal.

In connection with the closing of the Apollo-Värde Transaction (as defined below) on June 25, 2018, the size of the Board increased to nine directors (with three directors serving in each Class of the Board), three of the Company’s then current directors resigned from the Board and the Board then appointed six directors (Messrs. Mamik, Smith, Michelini, Becker and Sinensky and Ms. Soranno Keating) designated by the Acquisition Entity to fill the vacancies then existing on the Board. On September 8, 2018, Anahaita N. Kotval resigned and the Board appointed Douglas H. Shulman to fill the resulting vacancy. See “Certain Relationships and Related Party Transactions — Stockholders Agreement” and “—Apollo-Värde Transaction” below for more information.

In determining whether to nominate each of the Class III directors for another term, the Board considered the factors discussed above under “Corporate Governance—Criteria and Procedures for Selection of Director Nominees” and concluded that each possesses the talents, backgrounds, perspectives, attributes and skills that will enable him or her to continue to provide valuable insights to Company management and play an important role in helping the Company achieve its goals and objectives. The age, principal occupation and certain other information for each director nominee and the continuing directors serving unexpired terms are set forth below. It is the general policy of the Company, as set forth in the Company’s Corporate Governance Guidelines, that no director having attained the age of 75 years will stand for re-election.

The Board recommends a vote FOR the election of each of the nominees listed below for director.

Class III Director Nominees—Terms expire in 2022

Aneek S. Mamik, age 40
Director of the Company since 2018; Chair of the Risk Committee and member of the Compensation, NCG and Executive Committees

Mr. Mamik is a Senior Managing Director at Värde Partners, Inc. (a global investment management and advisory firm) (“Värde”) and is the head of Värde Financial Services for North America and Asia. He joined Värde in 2016. Prior to joining Värde, Mr. Mamik spent 15 years at General Electric, where he most recently led mergers and acquisitions for GE Capital Headquarters. He led the IPO and subsequent $20 billion stock split off of Synchrony Financial, the largest in history. Mr. Mamik pursued acquisitions globally as part of GE Capital’s expansion and led some of the largest transactions in specialty finance. While at GE Capital, Mr. Mamik also had senior executive experience in capital allocation, strategy and finance across consumer and commercial lending. Mr. Mamik serves on several boards including Fairstone Financial, Inc., CreditShop Holdings LLC and Deephaven Mortgage LLC. Mr. Mamik received a bachelor’s degree in accounting and a master’s in business from Monash University in Australia. He is qualified as a member of the Institute of Chartered Accountants in Australia.

Mr. Mamik’s extensive experience in the consumer finance industry, private equity experience and familiarity with the Company led to Mr. Mamik’s nomination to the Board.

Richard A. Smith, age 65
Director of the Company since 2018; Chair of the NCG Committee and member of the Audit Committee

Mr. Smith is the retired Chairman, Chief Executive Officer and President of Realogy Holdings Corp. (“Realogy”), a global leader in residential real estate franchising with company-owned real estate brokerage operations as well as relocation, title and settlement services. Prior to his retirement in December 2017, Mr. Smith led Realogy’s business operations for 21 years. Under Mr. Smith’s leadership, Realogy was recognized as one of the World’s Most Ethical Companies by Ethisphere Institute for seven consecutive years. In 2012, the Company completed one of the largest initial public offerings of the year and in 2014, it acquired ZipRealty Inc. to leverage its innovative technology platform across Realogy’s franchise brands and company-owned brokerage operations in the United States.

Mr. Smith is a former member of the Business Roundtable, an association of chief executive officers of leading U.S. companies, a former commissioner on the Bipartisan Policy Center’s Housing Commission and previously served on the executive committee of the Policy Advisory Board for Harvard University’s Joint Center for Housing Studies. Mr. Smith is a member of the board of directors of Total Systems Services, Inc, a NYSE-listed company headquartered in Columbus, Georgia. Mr. Smith earned his B.S. degree from Columbus State University and received his M.S. degree from Troy State University.

Mr. Smith’s experience and success as a chief executive officer of a public company led to his nomination to the Board.

Valerie Soranno Keating, age 55
Director of the Company since 2018; Chair of the Compliance Committee

Ms. Soranno Keating has been senior advisor to a number of private equity firms in the U.S. and Europe since 2017. From November 2009 through May 2015, she was the Chief Executive Officer of Barclaycard, the global payments division of Barclays PLC (“Barclays”), with $60 billion in assets and over 30 million customers throughout the U.S., Europe and South Africa. Businesses in the Barclaycard portfolio included consumer credit, charge and prepaid cards, digital and in-store sales finance, commercial payments, online personal loans, online deposits, digital merchant offers, wearable payment devices and merchant acquisition. Before joining Barclays, Ms. Soranno Keating held a variety of executive positions at American Express Company from May 1993 through May 2009 including President Travelers Cheques & Prepaid Services, Executive Vice President Global Commercial Services, Executive Vice President Global Merchant Services, Emerging Global Businesses & Network Expansion and Vice President Corporate Strategic Planning. Prior to that, she was a management consultant at Kearney, Inc. from September 1985 through July 1991 and at the Amherst Group Limited from July 1991 through May 1993. Ms. Soranno Keating has served on a number of boards including American Express Incentive Services from June 2001 through July 2007, Travelers Cheques Associates Ltd. from June 2002 through July 2007, Junior Achievement International from January 2003 through June 2009, Harbor Payments, Inc. from May 2008 through June 2009, Barclays Bank of Delaware as Chairman of the Board from January 2010 through August 2015, Visa Europe from October 2011 through August 2015, Apexx Fintech Limited since July 2017, CPI Card Group Inc. since May 2018 and Engage People since August 2018. Ms. Soranno Keating holds a B.S. degree in business administration from Lehigh University. She brings to the Board over 20 years of experience in both executive and board roles across a broad spectrum of lending and payments and related businesses.

Ms. Soranno Keating’s success as the Chief Executive Officer of Barclaycard, as well as her many years of experience in and knowledge of the consumer finance industry, led to Ms. Soranno Keating’s nomination to the Board.

Class II Directors—Terms expire in 2021

Marc E. Becker, age 46
Director of the Company since 2018

Mr. Becker joined Apollo Global Management, LLC (a global private equity firm) (“Apollo”) in 1996 and is a Senior Partner based in New York. Prior to joining Apollo, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker currently serves on the board of directors of ADT Inc. and Sun Country Airlines. Mr. Becker has previously served on the board of directors of Pinnacle Agricultural Holdings, LLC, Affinion Group Holdings, Inc., CEVA Holdings LLC, Vantium Management, L.P., Realogy Holdings Corp., SourceHOV Holdings, Inc., EVERTEC Group, LLC., Novitex Holdings, Inc. and Mount Sinai Children’s Center Foundation. Mr. Becker is actively involved in a number of non-profit organizations and serves as a board member of the TEAK Fellowship and Park Avenue Synagogue. Mr. Becker graduated cum laude with a B.S. in economics from the University of Pennsylvania’s Wharton School of Business.

Mr. Becker’s vast and diverse array of experience serving on boards of directors, as well as his experience with customer-facing companies, led to Mr. Becker’s nomination to the Board.

Matthew R. Michelini, age 37
Director of the Company since 2018; Chair of the Compensation Committee and member of the Compliance, Risk and Executive Committees

Mr. Michelini is a Partner at Apollo, having joined Apollo in 2006. Prior to joining Apollo, Mr. Michelini was a member of the mergers and acquisitions group of Lazard Frères & Co. (a financial advisory and asset management firm) from 2004 to 2006. Mr. Michelini serves on the board of directors of AAM GP Ltd., Athene Holding Ltd., Aleris Corporation and Venerable Holdings, Inc. He previously served on the board of directors of Metals USA Holdings Corp., Noranda Aluminum Holding Corporation and Warrior Met Coal, Inc. Mr. Michelini graduated from Princeton University with a B.S. in mathematics and a certificate in finance and received his M.B.A. from Columbia University.

Mr. Michelini’s experience in the consumer finance industry, extensive private equity experience and familiarity with the Company led to Mr. Michelini’s nomination to the Board.

Douglas H. Shulman, age 52
Director of the Company since 2018; President and Chief Executive Officer; member of the Executive Committee

Prior to becoming the Company’s President and Chief Executive Officer in September 2018, Mr. Shulman served as Senior Executive Vice President and Global Head of Client Service Delivery at BNY Mellon (a global investments company) since 2014. From 2013 to 2014, he was a Senior Advisor at McKinsey & Company and Senior Fellow at the Harvard Kennedy School Center for Business and Government. From 2008 to 2012, Mr. Shulman was the Commissioner of the Internal Revenue Service (the “IRS”). Prior to his time at the IRS, Mr. Shulman served as Vice Chairman of the Financial Industry Regulatory Authority (“FINRA”) from 2006 to 2008. Mr. Shulman also previously served as President of Markets, Services and Information as well as Executive Vice President of Corporate Development, Strategy & New Business Ventures at FINRA’s predecessor, the National Association of Securities Dealers, Inc.

Mr. Shulman serves on the board of directors of the Depository Trust and Clearing Corp, Inc. and the New School. He was previously a director of Mantas Corporation, the World Federation of Exchanges, and was Chairman of the Organisation for Economic Co-operation and Development’s Forum on Tax Administration, the global body of tax authorities. Mr. Shulman holds a J.D. from

Georgetown University Law Center, a M.P.A. degree from the Kennedy School of Government at Harvard University and a B.A. degree from Williams College.

Mr. Shulman’s experience in the financial services industry and government services led to Mr. Shulman’s nomination to the Board.

Class I Directors—Terms expire in 2020

Jay N. Levine, age 57
Director of the Company since 2011; Chairman of the Board of Directors and member of the Compliance Committee

Mr. Levine was appointed as Chairman of the Board in connection with the closing of the Apollo-Värde Transaction. He previously served as President and Chief Executive Officer of the Company from October 1, 2011 until September 8, 2018. Mr. Levine served as President and Chief Executive Officer and as a director of Capmark Financial Group Inc. (“Capmark”) (a commercial real estate finance company) from December 2008 until February 2011. On October 25, 2009, Capmark and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Capmark and certain of its subsidiaries emerged from bankruptcy on September 30, 2011.

From 2000 to 2008, Mr. Levine served as President, Chief Executive Officer (Co-Chief Executive Officer from March 2000 until January 2007), and a member of the board of directors of Royal Bank of Scotland Global Banking & Markets, North America (a banking and financial services company), and Chief Executive Officer of its predecessor entity, RBS Greenwich Capital (a financial services company), with responsibility for the company’s institutional business in the United States. Previously, Mr. Levine was co-head of the Mortgage and Asset Backed Departments at RBS Greenwich Capital. Mr. Levine earned a B.A. in Economics from the University of California at Davis.

Mr. Levine’s extensive experience in the financial industry and his previous experience as an executive officer and director of financial services companies allow him to provide the Board with a broad perspective of our industry and led the Board to conclude that he should serve as a director.

Roy A. Guthrie, age 66
Director of the Company since 2012; Chair of the Audit Committee and member of the Compensation, Risk and Compliance Committees

Mr. Guthrie was elected as a director in December 2012. Mr. Guthrie currently serves as Chairman of the Executive Committee of the Board of Directors of Renovate America Inc., a privately-held leading provider of Home Energy Renovation Opportunity (HERO) loans in the United States through Property Assessed Clean Energy (PACE) programs. He previously served as Executive Vice President and Chief Financial Officer of Discover Financial Services (“Discover”) (a direct banking and payment services company) from 2005 through April 2011. He retired from Discover in January 2012. Mr. Guthrie also previously served as a director of Discover Bank, a subsidiary of Discover, from 2006 through the end of 2011. Prior to joining Discover, Mr. Guthrie was President and Chief Executive Officer of CitiFinancial International, LTD, a consumer finance business of Citigroup Inc. (“Citigroup”) (a global banking institution), from 2000 to 2004. In addition, Mr. Guthrie served on Citigroup’s management committee during this period of time. Mr. Guthrie also served as the President and Chief Executive Officer of CitiCapital from 2000 to 2001. Mr. Guthrie served as Chief Financial Officer of Associates First Capital Corporation (a consumer finance lender) from 1996 to 2000, while it was a public company, and served as a member of its board of directors from 1998 to 2000. Prior to that, Mr. Guthrie served in various positions at Associates First Capital Corporation, including Corporate Controller from 1989 to 1996.

He has also served as a director and member of the Audit Committee of Nationstar Mortgage Holdings Inc. (a residential mortgage loan originator and servicer) and its successor by merger Mr. Cooper Group Inc. since February 2012. He also has served as a director and Chairman of the Risk Committee of Synchrony Financial (a private label credit card issuer) since July 2014. Mr. Guthrie also served as a director and Chairman of the Audit Committee of LifeLock, Inc. (an identity theft protection company) from October 2012 until February 2017, as a director of Student Loan Corporation from December 2010 until January 2012, as a director of Enova International, Inc. from January 2012 until July 2012, as a director of Bluestem Brands, Inc. from November 2010 until September 2014, as a director of Dell Bank International from September 2012 until September 2014 and as a director of Garrison Capital LLC from June 2011 until August 2015. He holds a B.A. in economics from Hanover College and an M.B.A. from Drake University.

Mr. Guthrie’s experience as a chief financial officer of two publicly traded companies, his vast experience with and knowledge of the consumer finance industry, his experience and background in finance and accounting and his experience as a director and executive officer of publicly traded companies led the Board to conclude that he should serve as a director.

Peter B. Sinensky, age 32
Director of the Company since 2018; member of the Audit and NCG Committees

Mr. Sinensky joined the Private Equity division of Apollo in 2011. Prior to joining Apollo, Mr. Sinensky was a member of the Mergers and Acquisitions group at J.P. Morgan (a global financial services firm). He currently serves on the board of directors of New VAC Intermediate Holdings B.V. and Luminescence Coöperatief U.A. Mr. Sinensky graduated with high honors from the Kelley School of Business at Indiana University with a B.S. in Finance and Accounting.

Mr. Sinensky’s experience in the consumer finance industry, extensive private equity experience and familiarity with the Company led to Mr. Sinensky’s nomination to the Board.

EXECUTIVE OFFICERS

Executive officers are chosen by and serve at the discretion of the Board. Set forth below is information pertaining to our executive officers as of March 28, 2019:

Name	Age	Title
Douglas H. Shulman	52	President and Chief Executive Officer
John C. Anderson	60	Executive Vice President, Legal, Compliance and Operational Risk
Micah R. Conrad*	47	Executive Vice President and Acting Chief Financial Officer
Robert A. Hurzeler	57	Executive Vice President and Chief Operating Officer

* Our former Executive Vice President and CFO, Scott T. Parker, resigned effective on March 26, 2019.

Douglas H. Shulman
Director, President and Chief Executive Officer

Please see Mr. Shulman’s biographical information above under the heading “Proposal 1: Election of Directors – Class II Directors - Terms expire in 2021.”

John C. Anderson
Executive Vice President, Legal, Compliance and Operational Risk

Mr. Anderson currently serves as Executive Vice President, Legal, Compliance and Operational Risk. He previously served as Executive Vice President, Capital Markets from October 2011 to February 2017. Mr. Anderson also served as General Counsel from May 2014 through November 2015. Prior to joining the Company, Mr. Anderson was Managing Director for RBS located in Stamford, Connecticut. Mr. Anderson’s last role at RBS was Managing Director in the Asset Backed and Principal Finance Department. Prior to that, Mr. Anderson held roles of increasing responsibilities for predecessor entities Greenwich Capital Markets, Inc. and RBS Greenwich Capital for more than 20 years.

Micah R. Conrad
Executive Vice President and Acting Chief Financial Officer

Mr. Conrad was appointed as Acting Chief Financial Officer on March 26, 2019. Mr. Conrad has served as Executive Vice President of the Company since March 2017 and as Senior Vice President of the Company from November 2015 through March 2017. Prior to that, Mr. Conrad served as Chief Financial Officer of OneMain Financial Holdings, Inc. (a consumer finance lender) from 2013 until November 2015, when it was acquired by the Company (then known as Springleaf Holdings, Inc.) from CitiFinancial Credit Company. Before taking his position at OneMain Financial Holdings, Inc., Mr. Conrad was a managing director at Citigroup (a global banking institution) and served in a variety of senior finance roles within Citi Holdings, Global Wealth Management and Institutional Clients Group. Mr. Conrad also serves as a director, Executive Vice President and Chief Financial Officer of SFC.

Robert Hurzeler
Executive Vice President and Chief Operating Officer

Mr. Hurzeler joined us in January 2014 and currently serves as Executive Vice President and Chief Operating Officer. Mr. Hurzeler previously served as Executive Vice President, Auto Lending and Centralized Operations. Prior to joining the Company, he served as Chief Operating Officer for Global Lending Services (an automotive subprime lender) from June 2012 until January 2014. Mr. Hurzeler was with Wells Fargo & Company (“WFC”) (a diversified financial services company) from 1986 to

June 2012, where he last served as head of Wells Fargo Auto Finance (since 2008), an auto lender and subsidiary of WFC.

Former Executive Officers

Scott T. Parker, age 52
Former Executive Vice President and Chief Financial Officer

Mr. Parker joined us in November 2015 and served as our Executive Vice President and Chief Financial Officer until his resignation effective on March 26, 2019. Mr. Parker previously served as Executive Vice President and Chief Financial Officer of CIT Group Inc. (“CIT”) (a commercial finance company) from July 2010 to November 2015. Prior to CIT, Mr. Parker served as Chief Operating Officer and Chief Financial Officer of Cerberus Operations and Advisory Company LLC, an affiliate of Cerberus Capital Management, LP (“Cerberus”) (a private investment firm). Before joining Cerberus in 2006, Mr. Parker spent 17 years in various financial leadership roles within the industrial and financial services businesses at General Electric Company, most recently as the Chief Financial Officer for GE Capital Solutions. Prior to GE Capital Solutions, Mr. Parker was Chief Financial Officer of GE Corporate Financial Services.

Bradford D. Borchers, age 55
Executive Vice President, Branch Operations

Mr. Borchers joined us in October 1983 as a management trainee. He has held positions of increasing responsibility over the intervening 35 years. He assumed the role of Executive Vice President, Springleaf Branch Operations in April 2008 and currently serves as Executive Vice President, Branch Operations for our entire branch network. Mr. Borchers also served as Director of Operations from 1996 to 2004 and as Senior Director of Operations from 2004 to 2008.

During 2017, Mr. Borchers served as an “executive officer” within the meaning of Rule 3b-7 under the Exchange Act, and Mr. Borchers is included among our “named executive officers” within the meaning of Item 402 of Regulation S-K for 2018 compensation disclosure purposes. On February 7, 2018, our Board determined not to designate Mr. Borchers as an “executive officer” within the meaning of Rule 3b-7 under the Exchange Act. Mr. Borchers continues in his current role as Executive Vice President, Branch Operations.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth below with management and, based upon such review and discussion, recommended to the Board that the Compensation Discussion and Analysis set forth below be included in the Company’s Proxy Statement and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2018.

Compensation Committee of the Board of Directors
Matthew R. Michelini, Chairman
Roy A. Guthrie
Aneek S. Mamik

Compensation Discussion and Analysis

In this section, we discuss our compensation philosophy and describe the compensation for our President and CEO and our other “named executive officers” within the meaning of Item 402 of Regulation S-K (collectively, the “NEOs”). We explain how our Board’s Compensation Committee (as used in this section, the “Committee”) determines compensation for our NEOs and its rationale for specific 2018 compensation decisions.

The following individuals are our 2018 NEOs:

Name	Title
Douglas H. Shulman	President and Chief Executive Officer
Jay N. Levine	Former President and Chief Executive Officer
Scott T. Parker	Former Executive Vice President and Chief Financial Officer*
John C. Anderson	Executive Vice President, Legal, Compliance and Operational Risk
Robert A. Hurzeler	Executive Vice President and Chief Operating Officer
Bradford D. Borchers	Executive Vice President, Branch Operations

* Mr. Parker resigned as Executive Vice President and CFO effective on March 26, 2019.

Executive Summary

Our executive compensation program is designed to reward financial results and effective strategic leadership – key elements in building sustainable value for stockholders. We believe our executive compensation program aligns the interests of our stockholders and our executives by correlating the amount of actual pay to our short-term and long-term performance.

We carefully benchmark our executive compensation decisions against a relevant group of peer companies – all of which are potential competitors for the national caliber of executive talent required to manage a large, decentralized, multi-state consumer finance lender.

Compensation Arrangements for our new President and Chief Executive Officer

On September 8, 2018 (the “start date”), Douglas H. Shulman became our President and CEO succeeding Jay N. Levine, who resigned as President and CEO but remained as our non-executive Chairman of the Board. The Company and Mr. Shulman entered into an employment agreement effective on July 10, 2018. Mr. Shulman’s compensation under his employment agreement includes an annual base salary, a one-time grant of cash settled options, a replacement equity award and eligibility for an annual target bonus payable in cash, restricted stock units (“RSUs”) and performance-based

RSUs, which are subject to performance goals established by the Committee. See “Our 2018 Executive Compensation Program in Detail – Employment Agreement with Mr. Shulman” below for further details.

2018 Achievements, Pay for Performance Alignment and Compensation Decisions

In 2018, we realized our key operating objectives and continued to see the benefits from the integration efforts across all aspects of our business. Credit losses were in line with our expectations, our portfolio yield remained stable, we grew our net finance receivables while increasing the mix of secured loans in our portfolio and we strengthened our balance sheet. Our 2018 net income for the full year of $447 million under U.S. generally accepted accounting principles (“GAAP”) represents more than a 144% increase over 2017 net income.

2018 was also a transition year, primarily as a result of the completion of the Apollo-Värde Transaction, and the total compensation for Messrs. Levine, Parker, Hurzeler and Anderson, as reported in the Summary Compensation Table for 2018 below, was significantly affected by this event. For example, Messrs. Levine, Parker, Hurzeler and Anderson received significant payouts of the SFH Incentive Units (defined below) in connection with the closing of the Apollo-Värde Transaction. In addition, the Committee considered the substantial work undertaken by the executive team to complete the Apollo-Värde transaction, the related disruption and uncertainty and the need to retain executive talent when setting annual incentive compensation goals and making special awards for executive officers in 2018. Although the base salaries for each of our NEOs were left unchanged for 2018, their total compensation for 2018 increased consistent with our pay for performance philosophy based upon the attainment of specific, pre-established financial metrics and strategic objectives relevant to their responsibilities as discussed below under the caption “Our 2018 Executive Compensation Program in Detail – Annual Incentive Plan Compensation.”

We made equity grants in 2018 to Messrs. Parker, Hurzeler, Borchers and Anderson to serve as a catalyst for future performance, address the competitiveness of their total compensation and provide for a retention incentive. Consistent with our focus on pay for performance and in order to enhance retention, the Committee historically has required that amounts payable in settlement of awards under the OneMain Holdings, Inc. Amended and Restated Annual Leadership Incentive Plan (the “Annual Plan”) be paid in a mix of cash and RSUs that vest over several years as follows: the first $500,000 in cash; the next $500,000 in RSUs; and awards in excess of $1 million are paid equally in cash and RSUs. The RSUs granted under the Annual Plan vest ratably in three annual installments subject to the recipient’s continued employment through the applicable vesting date.

In taking the actions discussed above, the Committee considered the equity awards granted under the OneMain Holdings, Inc. Amended and Restated 2013 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), including the value realized upon vesting during 2018 of prior year equity awards, the amount and form of payouts under the Annual Plan for the other NEOs and distributions in respect of SFH Incentive Units that were made in prior years.

In addition, we also made equity and other incentive compensation grants to Mr. Shulman in connection with his appointment as our President and CEO commencing on September 8, 2018. These arrangements are described under the caption “Our 2018 Executive Compensation Program in Detail – Employment Agreement with Mr. Shulman.”

Certain of our executive officers, including some of our NEOs, held incentive units (the “SFH Incentive Units”) in Springleaf Financial Holdings, LLC (“SFH”), our majority stockholder at the time of our initial public offering. These SFH Incentive Units were designed to further align the interests of our management with those of our stockholders because they only provided cash payouts to the extent that distributions by SFH to its owners exceeded certain thresholds, including distributions made in connection with sales of Company common stock by SFH. As a result of the closing of the Apollo-Värde Transaction on June 25, 2018, some of our NEOs received substantial cash distributions in final settlement of their SFH Incentive Units set forth below under “Our 2018 Executive Compensation Program in Detail - Payouts of SFH Incentive Units.” These payments are reflected in the compensation tables that follow this discussion.

We believe the compensation related actions that we undertook in 2018 were consistent with our pay for performance philosophy, while appropriately balancing risk and reward without exposing the Company to imprudent or undue risk taking.

Our Executive Compensation Governance Practices and Policies

Review of Pay Versus Performance. The Committee regularly reviews the relationship between executive pay and Company performance.	No Repricing. The Omnibus Incentive Plan does not permit the repricing of stock options or other stock appreciation rights without stockholder approval.
Compensation Benchmarking. We use compensation data compiled from a group of publicly traded peer companies in the diversified financial services industries (including banking, consumer finance and thrifts and mortgage finance), as well as the specialty retail and IT services industries.

No Hedging of Shares. We do not permit hedging or short sales of our stock, or similar transactions where potential gains are linked to a decline in our share price, by our directors, officers, employees or their spouses or dependents.

Restrictive Covenants. Our executive officers, including our NEOs, are subject to restrictive covenants upon separation from the Company, including non-solicitation and non-disclosure obligations. Messrs. Shulman, Parker and Hurzeler are also subject to non-competition covenants upon separation from the Company pursuant to the terms of their respective employment agreements. In addition, the OneMain Holdings, Inc. Executive Severance Plan (the “Executive Severance Plan”) includes a 12-month non-competition obligation for Executive Vice Presidents.

Independent Compensation Consultant. The Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its 2018 independent compensation consultant. Pearl Meyer was retained directly by the Committee and performs no other services for the Company.

Compensation Clawbacks. In 2016, we adopted a policy to recover incentive-based awards from our executive officers for the three year period prior to any accounting restatement that would have resulted in a lower payment because of the restated results.

Review of Compensation Peer Groups. Our peer group is reviewed periodically by the Committee and adjusted, when necessary, to ensure that its composition remains a relevant and appropriate comparison for our executive compensation program. In 2018, we did not make any changes to our peer group.

Stock Ownership Policies. In 2017, we adopted a policy requiring our CEO to hold shares of Company common stock with a value equal to five times his annual base salary and each of our other executive officers to hold shares of Company common stock with a value equal to three times their respective annual base salaries. In 2016, we adopted a policy requiring our independent directors to hold shares of Company common stock equal to at least three times the cash retainer fees paid to our independent directors for annual board service.
No Excise Tax Gross-Ups. We do not provide gross-up payments to offset any “golden parachute” excise taxes potentially incurred by our executives in connection with a change in control.

What Guides Our Executive Compensation Program?

Philosophy and Objectives of Our Executive Compensation Program

The philosophy underlying our executive compensation program is to provide an attractive, flexible and market-based total compensation program tied to performance and aligned with the interests of our stockholders. Our objective is to recruit and retain the caliber of executive officers and other key employees necessary to deliver sustained high performance to our stockholders and customers. Equally important, we view compensation practices as a means for communicating our goals and standards of conduct and performance and for motivating and rewarding employees in relation to their achievements.

We observe the following guiding principles in setting executive compensation:

•	Retain and hire top-caliber executives: Executive officers should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber individuals at all levels;
•	Pay for performance: A significant portion of the total compensation of our executive officers should be linked to the achievement of Company performance objectives;
•	Align compensation with stockholder interests: The interests of our executive officers should be aligned with those of our stockholders through the risks and rewards of the ownership of Company common stock;
•	Provide limited perquisites: Perquisites for our executive officers should be minimized and limited to items that serve a reasonable business purpose; and
•	Reinforce succession planning process: The overall compensation program for our executive officers should reinforce our succession planning process by providing competitive total compensation necessary to attract, motivate and retain key executive talent.

How We Make Compensation Decisions

Role of the Compensation Committee

The Committee is responsible to our Board for overseeing the development and administration of our compensation and benefits policies and programs. The Committee, which consists of three independent directors, is responsible for the review and approval of all aspects of our executive compensation program.

The Committee is responsible for evaluating annually the performance of our CEO and determining and approving our CEO’s compensation based on such evaluation. Additionally, the Committee is responsible for the following, among its other duties:

•	Reviewing and approving corporate incentive goals and objectives relevant to compensation;
•	Evaluating individual performance results in light of these goals and objectives;
•	Evaluating the competitiveness of each executive officer’s total compensation package; and
•	Approving any changes to the total compensation package, including, but not limited to, base salary and annual and long-term incentive award opportunities.

The role of the Committee is described in detail in the Compensation Committee Charter, which is available under the Corporate Governance tab in the Investor Relations section of our website at http://investor.onemainfinancial.com/. The Committee is supported in its work by our Executive Vice President, Human Resources, her staff and the Committee’s independent compensation consultant, as described below.

Role of the Chief Executive Officer

The CEO, working with management, makes recommendations to the Committee regarding executive compensation structure, metrics and goals.

Role of the Chief Risk Officer

In reviewing proposed variable compensation programs for our executive officers and other employees, the Committee attempts to balance the business risks inherent in the program design with its compensation objectives to evaluate whether such program design encourages responsible investment of our resources and does not unintentionally encourage or reward imprudent risk-taking. After a review of our compensation plans by our Chief Risk Officer, who briefed the Committee at its meeting in October 2018, the Committee concluded that our compensation plans were well-defined and well documented and that our incentive compensation plans are not unbalanced such that they encourage excessive or unnecessary risk-taking that would endanger the reputation or financial well-being of the Company.

Role of the Compensation Consultant

The Committee retained Pearl Meyer as its independent executive compensation consultant for 2018. Pearl Meyer reports directly to the Committee and the Committee may replace its compensation consultant or hire additional consultants at any time. A representative of Pearl Meyer attends meetings of the Committee, when requested, and communicates with the Committee Chair between meetings. The Committee has assessed the independence of Pearl Meyer pursuant to the NYSE rules and the Committee concluded that the work performed by Pearl Meyer for the Committee did not raise any conflict of interest.

Pearl Meyer provides various executive compensation services to the Committee pursuant to a consulting agreement with the Committee. Generally, these services include advising the Committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to performance. Pearl Meyer provided no additional services to us in 2018.

Compensation Peer Group

The Committee uses compensation data compiled from a group of publicly traded peer companies in the diversified financial services industries (including banking, consumer finance, thrifts and mortgage finance), as well as the specialty retail and IT services industries (the “Peer Group”). The Committee periodically reviews and updates the Peer Group, as necessary, upon the recommendation of its independent compensation consultant. During 2018, the Committee chose not to revise the Peer Group.

We believe the current Peer Group represents the industries with which we currently compete for executive talent, and also includes our principal business competitors.

Industry	Peer Group
Specialty Retail	Aaron’s Inc.
IT Services	Alliance Data Systems Corporation
Consumer Finance	Credit Acceptance Corporation
Banking	Commerce Bancshares, Inc.
Banking	CIT Group Inc.
Banking	Comerica Incorporated
Multiline Retail	Dollar Tree, Inc.
IT Services	Fidelity National Information Services, Inc.
Banking	Huntington Bancshares Incorporated
Consumer Finance	LendingClub Corporation
Consumer Finance	Navient Corporation
Thrifts and Mortgage Finance	Mr. Cooper Group Inc. (successor by merger to Nationstar Mortgage Holdings)
Consumer Finance	Santander Consumer USA Holdings Inc.
Consumer Finance	SLM Corporation
Consumer Finance	Synchrony Financial
IT Services	The Western Union Company

Use of Competitive Data

The Committee relies on various sources of compensation information to ascertain the competitive market for our executive officers, including the NEOs. To assess the competitiveness of our executive compensation program, we analyze Peer Group compensation data obtained from peer company proxy materials as well as compensation and benefits survey data provided by national compensation consulting firms. As part of this process, we measure our program’s competitiveness by comparing relevant market data against actual pay levels within each compensation component and in the aggregate for each executive officer position. We also review the mix of our compensation components with respect to fixed versus variable, short-term versus long-term, and cash versus equity-based pay. This information is then presented to the Committee for its review and use.

The Committee generally compares the compensation of each NEO in relation to the 50th and 75th percentiles of the Peer Group for similar positions. In addition, the Committee considers various factors such as our performance within the Peer Group, the unique characteristics of the individual’s position and any succession and retention considerations, which may result in the NEO being compensated above or below the 50th to 75th percentile range.

Executive Officer Stock Ownership Policy

On July 24, 2017, the Committee approved the Executive Officer Stock Ownership Policy to further align the interests of our executive officers with those of our stockholders by encouraging significant stock ownership in the Company. The policy is administered by the Committee. Pursuant to the policy, our CEO is required to hold shares of Company common stock with a value equal to five times his base salary, and each of our other executive officers is required to hold shares of Company common stock with a value equal to three times base salary. For purposes of determining compliance with such policy at any time, the value of our executive officers’ holdings is determined by multiplying the number of shares held by such executive officer by the average closing price of a share of Company common stock for the previous calendar year. Our executive officers’ holdings include shares held directly by the executive officer, including unvested restricted shares and RSUs, and shares owned indirectly or beneficially by the executive officer. With the exception of our President and CEO and our Executive Vice President and Acting CFO, our current executive officers are required to meet the requirements of such policy by July 2022. Mr. Shulman, our President and CEO, and any other individual who becomes an executive officer after July 2017, will have five years from the date such individual commences service as executive officer to satisfy the requirements of the policy.

Components of Our 2018 Executive Compensation Program

The principal components of our 2018 executive compensation program and the purpose of each component are presented in the following table:

Program Element	Purpose	2018 Actions
Base Salary	Fixed amount that establishes a minimum level of cash compensation.	None of our NEOs received an increase in base salary in 2018. Mr. Shulman’s employment agreement provides for an initial annual base salary of $800,000.
Guaranteed & Discretionary Bonuses	Attract and retain key executive talent.
Under the terms of Mr. Hurzeler’s employment agreement, he is eligible to participate in the Annual Plan, subject to a minimum guaranteed cash payment of $400,000. Mr. Hurzeler received a payout under the Annual Plan for 2018 performance, the value of which exceeded his minimum guarantee. We also granted RSUs and provided accelerated vesting for awards previously granted to Mr. Parker as discussed under the caption “Our 2018 Compensation in Detail – Guaranteed and Discretionary Bonuses.”

Annual Incentive Plan Compensation	Variable incentive compensation that ties payouts to the achievement of financial performance metrics and individual contributions.
Each of the NEOs, other than Messrs. Levine and Shulman, participated in the Annual Plan during 2018. Messrs. Parker, Hurzeler, Borchers and Anderson received payouts under the Annual Plan for actual 2018 performance compared to plan targets.

Under his employment agreement, Mr. Shulman is eligible for an annual target bonus of $5,500,000, payable in cash, performance-based RSUs and RSUs, in each case subject to achievement of annual performance goals established by the Committee. The cash and RSU portions of the 2018 target bonus were $3,666,667. In 2018, the target bonus: (i) was prorated for the period from the start date through December 31, 2018; (ii) includes an additional amount equal to two-thirds of Mr. Shulman’s target bonus at his prior employer, prorated for the period from January 1, 2018 to the start date; and (iii) relating to Mr. Shulman’s OMH tenure, was increased by the same factor used for the Company’s other NEOs based on actual 2018 performance under the Annual Plan. These awards were settled in February 2019 in a combination of cash and RSUs.

Program Element	Purpose	2018 Actions
Equity Incentive Plan Compensation
Establishes an equity component of total compensation that extends the executive’s decision-making vision beyond the current year to long-term growth and prosperity. Designed to forge a direct link between executive and stockholder interests by transforming executives into stockholders. Aids in executive retention.

Messrs. Parker and Hurzeler were granted performance-based RSUs in July 2018 with a grant date fair value of $1,250,000 and $1,000,000, respectively. These awards were designed to support our pay for performance culture and to align the executives’ interests with those of our stockholders over a multi-year period.

SFH Incentive Units	Aligned the interests of our executives with those of our stockholders and incentivized the achievement of increases in our stock price.	Messrs. Levine, Parker, Hurzeler and Anderson received distributions in final settlement of their SFH Incentive Units in connection with the closing of the Apollo-Värde Transaction.
Benefits	Provides our executives with access to group health and welfare benefit plans and fringe benefit programs, including annual profit-sharing awards.
Each of our executive officers is eligible to participate in our various group health and welfare benefit plans and fringe benefit programs that are generally available to all employees on a non-discriminatory basis.

Our 2018 Executive Compensation Program in Detail

Base Salary

Base salary is the principal fixed component of our executives’ total direct compensation that establishes a minimum level of cash compensation for our executive officers, including the NEOs, and is determined by considering the competitive marketplace. The Committee reviews compensation data provided by its independent compensation consultant, Pearl Meyer, specific to the Peer Group in order to determine the overall competitiveness of the NEOs’ total compensation. For 2018, Mr. Shulman’s initial base salary was determined after considering advice from our independent compensation consultant, Pearl Meyer, and by considering Mr. Shulman’s base compensation level at his former employer. For the other NEOs, there were no changes in 2018 base salary levels as compared to the levels established for 2017.

Name	Position	2018 Base Salary
Douglas H. Shulman(1)	President and Chief Executive Officer	$800,000
Jay N. Levine(1)	Former President and Chief Executive Officer	$400,000
Scott T. Parker(2)	Former Executive Vice President and Chief Financial Officer	$400,000
John C. Anderson	Executive Vice President, Legal, Compliance and Operational Risk	$350,000
Robert A. Hurzeler	Executive Vice President and Chief Operating Officer	$350,000
Bradford D. Borchers	Executive Vice President, Branch Operations	$350,000
(1)	Mr. Shulman’s became our President and CEO effective on the start date. Mr. Levine served as President and CEO from October 2011 until that date.
(2)	Mr. Parker resigned as Executive Vice President and CFO effective on March 26, 2019.

Guaranteed & Discretionary Bonuses

Pursuant to the terms of Mr. Hurzeler’s employment agreement, he was entitled to receive a minimum guaranteed bonus of $400,000. Instead he received his calculated payout under the Annual Plan of $2,033,600 in February 2019, which exceeded his minimum guaranteed bonus. In February 2018, the Committee approved a one-time cash bonus of $500,000 to Mr. Parker under the Omnibus Incentive Plan for his past contributions to the Company’s achievements, including the integration of the legacy Springleaf and OneMain operations; in April 2018, the Committee accelerated the vesting of 139,227 RSUs previously granted to Mr. Parker so that they would automatically vest in full upon the closing of the Apollo-Värde Transaction, which occurred on June 25, 2018. Vesting of these RSUs was previously scheduled for February 20, 2019, February 20, 2020 and June 18, 2021. The Company determined that the modification of the vesting terms did not result in any additional compensation expense. In June 2018, the Committee also approved a grant of 44,536 RSUs to Mr. Parker under the Omnibus Incentive Plan with a grant date fair value of $1,500,000 for his efforts in completing the Apollo-Värde Transaction and as a retention tool. These RSUs were scheduled to vest over three years with 50% vesting on June 18, 2018. The remainder of RSUs subject to this grant were forfeited upon Mr. Parker’s resignation as Executive Vice President and CFO effective on March 26, 2019.

2018 Compensation of our President and Chief Executive Officer

The compensation of Mr. Shulman, our President and CEO since September 8, 2018, is described under “Our 2018 Executive Compensation Program in Detail – Employment Agreement with Mr. Shulman.”

Annual Incentive Plan Compensation

The Annual Plan is a sub-plan of the Omnibus Incentive Plan in which our NEOs, other than Messrs. Levine and Shulman, participated during 2018. The executive officers who participate in the Annual Plan are eligible to receive annual incentive compensation contingent upon the attainment of specific, pre-established financial metrics and strategic objectives relevant to the responsibilities of each such executive officer, each of which is intended to drive sustainable growth and create long-term stockholder value. We have historically settled awards under our Annual Plan partially in cash and partially in the form of equity-based instruments, including RSUs and restricted stock awards (“RSAs”). Our use of equity-based instruments in partial settlement of awards under our Annual Plan ties annual performance to the Company’s long-term success by generally basing the magnitude of such payouts of Annual Plan awards on the applicable NEO’s performance during the prior year and imposing continued service-based vesting conditions, generally over a three year period, on such awards.

For 2018, the financial metrics and strategic objectives for Annual Plan awards were Adjusted Pre-Tax Income for the Consumer & Insurance (“C & I”) segment, C & I Ending Net Receivables, C & I Net Credit Loss (%) and C & I Operating Expense Adjusted for Deferred Acquisition Costs, as well as the assessment of the achievement of strategic objectives.

C & I Adjusted Pre-Tax Income, C & I Ending Net Receivables, C & I Net Credit Loss (%) and C & I Operating Expense Adjusted for Deferred Acquisition Costs are non-GAAP financial measures within the meaning of SEC rules. Please refer to pages 54-56 of our 2018 Annual Report on Form 10-K filed with the SEC on February 15, 2019 for a description of C & I Adjusted Pre-Tax Earnings and C & I Ending Net Receivables. C & I Net Credit Loss (%) represents the aggregate dollar amount of loans charged off in our C & I segment during 2018 less the aggregate dollar amount of monies recovered in our C & I segment during 2018 from loans previously charged off, divided by Average Net Receivables for 2018. C & I Operating Expense Adjusted for Deferred Acquisition Costs represents total operating expenses for our C & I segment during 2018 adjusted for deferred acquisition costs incurred during 2018 in connection with originating loans.

Under the Annual Plan, annual compensation targets are set for each participant and a performance range with accompanying variability of compensation is determined for each metric. The Annual Plan provides that the first $500,000 payable to recipients is payable in cash. Amounts in excess of $500,000 up to and including $1,000,000 are paid in RSUs, and any amounts above $1,000,000 are evenly split between cash and RSUs. The RSUs vest in three equal annual installments subject to the recipient’s continued service through each applicable vesting date.

For 2018, Messrs. Parker and Hurzeler each were eligible to earn a target bonus amount of $1,600,000. Mr. Borchers was eligible to earn a target bonus amount of $650,000. Mr. Anderson’s target bonus was $450,000 after effecting a 50% pro-ration for a six-month performance period from July 1, 2018 through December 31, 2018. The targets were set, in part, to keep the executives focused on the Company’s performance through the transition period after the Apollo-Värde Transaction and as a retention incentive. Possible payouts under the Annual Plan ranged between 0% and 150% of the target level. Payouts were based on Messrs. Parker, Hurzeler, Borchers and Anderson’s performance relative to the attainment of the applicable metrics and objectives and the Company’s performance for the year.

In February 2019, the Committee approved payments to Messrs. Parker, Hurzeler, Borchers and Anderson in respect of their Annual Plan awards based upon the achievement of financial metrics and the assessment of the achievement of strategic objectives. In settlement of their respective Annual Plan awards, Messrs. Parker and Hurzeler each received cash payments of $1,016,800 and grants of 33,893 RSUs in February 2019 with a grant date fair value of $1,016,800, for a total payout of $2,033,600 for each executive. In settlement of their Annual Plan awards, Messrs. Borchers and Anderson each received a cash payment of $500,000 and grants of RSUs in February 2019 with a value of $317,700 (Mr. Borchers) and $71,950 (Mr. Anderson), for a total payout of $817,700 (Mr. Borchers) and $571,950 (Mr. Anderson).

The financial metrics and strategic objectives achievement results approved by the Committee for the Annual Plan awards were as follows as reflected in the table below:

•	C & I Adjusted Pre-Tax Income - metric was achieved above the target (150% achievement level),
•	C & I Ending Net Receivables - metric was achieved above the target (123.3% achievement level),
•	C & I Net Credit Loss (%) - metric was achieved above the target (150% achievement level), and
•	C & I Operating Expense Adjusted for Deferred Acquisition Costs - metric was achieved below the target (92% achievement level).

2018 Annual Leadership Incentive Compensation Plan

Metric	Target	Actual Results	Achievement Level	Weightings / % Earned by Executive							
				Parker		Hurzeler		Borchers[1]		Anderson	
				WT	Result	WT	Result	WT	Result	WT	Result
C&I Adjusted Pre-Tax Income ($millions)	$ 847	$905	150.0%	20.0%	30.0%	20.0%	30.0%	10.0%	15.0%	20.0%	30.0%
C&I Ending Net Receivables ($millions)	$15,842	$16,195	123.3%	25.0%	30.8%	25.0%	30.8%	30.0%	37.0%	25.0%	30.8%
C&I Net Credit Loss (%)	6.82%	6.48%	150.0%	25.0%	37.5%	25.0%	37.5%	30.0%	45.0%	25.0%	37.5%
C&I Operating Expense adjusted for Deferred Acquisition Costs ($millions)	$ 1,375	$1,383	92.0%	15.0%	13.8%	15.0%	13.8%	15.0%	13.8%	15.0%	13.8%
Financial Metrics Sub-total				85.0%	112.1%	85.0%	112.1%	85.0%	110.8%	85.0%	112.1%
CEO Assessment: Strategic Objectives		100.0%		15.0%	15.0%	15.0%	15.0%	15.0%	15.0%	15.0%	15.0%
Metrics Total					**127.1%**		**127.1%**		**125.8%**		**127.1%**
Target Bonus					$1,600,000		$1,600,000		$650,000		$450,000
Earned Bonus					**$2,033,600**		**$2,033,600**		**$817,700**		**$571,950**

(1)	The weightings for Mr. Borchers differ from those of Messrs. Parker, Hurzeler and Anderson to emphasize his responsibilities for Branch-level performance.

Equity Incentive Plan Compensation

In July 2018, the Committee approved a performance-based equity compensation program with a measurement period of 2018 (the “Equity Program”) for Messrs. Parker and Hurzeler, who each received performance-based equity compensation awards with vesting contingent upon the attainment of specific, pre-established performance measures discussed below. Due in part to our concentrated stock ownership, we utilized C & I Adjusted Diluted Earnings Per Share and Tangible Leverage Ratio (each as defined below) as the performance measures for the Equity Program. Each of these measures was weighted equally for 2018 awards under the Equity Program. For 2018, Messrs. Parker and Hurzeler received performance-based RSUs that were settled in the form of service-based RSUs vesting ratably over three years beginning in February 2019. For 2018 performance, Messrs. Parker and Hurzeler were eligible to receive service-based RSUs upon settlement of their performance-based RSUs with grant date fair values at target of $1,250,000 and $1,000,000, respectively, with possible payouts between 0% and 150% of the target level. As with annual incentive plan compensation, the targets were designed, in part, to keep Messrs. Parker and Hurzeler focused on the Company’s performance through the transition period of the Apollo-Värde Transaction and as a retention incentive.

C & I Adjusted Diluted Earnings Per Share was calculated by dividing C & I Adjusted After-Tax Earnings for 2018 by the weighted average number of diluted shares outstanding during 2018. Our Tangible Leverage Ratio was calculated by subtracting the carrying value of junior subordinated debt at December 31, 2018 from the carrying value of our total long-term debt at December 31, 2018 to arrive at Adjusted Debt, then dividing Adjusted Debt by Adjusted Tangible Common Equity, which is calculated by subtracting goodwill and other intangible assets at December 31, 2018 from total stockholders’ equity at December 31, 2018, and then adding the carrying value of junior subordinated debt at December 31, 2018 to the result.

The Committee certified achievement of each of the C & I Adjusted Diluted Earnings Per Share metric and the Tangible Leverage Ratio metric above the target level of performance. Based on the performance achievement levels, the Committee approved the settlement of the performance-based RSUs granted to Messrs. Parker and Hurzeler with service-based RSUs at 130% of target. The RSUs vest ratably in three annual installments beginning in February 2019, subject to the executive’s continued employment through the applicable vesting date.

The following table shows the target achievement results of the NEOs who were participants in our 2018 Equity Program:

In early 2019, the Committee awarded Mr. Anderson 9,750 RSUs, with a grant date fair value of $292,500, in recognition of performance in 2018 after considering the Company’s achievement against the Equity Program performance goals. Mr. Anderson’s award reflects a 50% pro-ration reflecting a six-month performance period from July 1, 2018 through December 31, 2018. The RSUs will vest in three equal annual installments, subject to Mr. Anderson’s continued employment through the applicable vesting date. Although these RSUs were granted based on an assessment of 2018 performance, in accordance with SEC executive compensation disclosure rules, the value of this award is excluded from the Summary Compensation Table for 2018 since the award opportunity was granted to Mr. Anderson following the conclusion of 2018. Accordingly, these RSUs will be reflected as compensation in the Summary Compensation Table for 2019.

We believe our use of equity-based instruments that have continued service-based vesting conditions and that are issued in partial settlement of Annual Plan awards and Equity Program awards, as well as our Executive Officer Stock Ownership Policy and our prior year grants of performance-based RSUs, RSUs and fully vested RSUs, closely align the interests of our management with those of the Company and our stockholders by ensuring that our management has a meaningful equity ownership stake in the Company.

Payout of SFH Incentive Units

Certain of our NEOs held SFH Incentive Units. These SFH Incentive Units were profit interests that provided the holders thereof with benefits (in the form of distributions) only if SFH made distributions to one or more of its common members that exceeded specified threshold amounts.

Holders of SFH Incentive Units were generally entitled to receive distributions in respect of their SFH Incentive Units only if they were employed by us or one of our affiliates on, and have not given or received notice of termination of such employment as of, the date the distribution is paid. The closing of the Apollo-Värde Transaction on June 25, 2018 triggered final distributions to holders of SFH Incentive Units and resulted in cash distributions to our NEOs in the following amounts in respect of their SFH Incentive Units:

Name	SFH Incentive Unit Payout
Jay N. Levine	$71,237,675	(1)
Scott T. Parker	$2,113,057
John C. Anderson	$35,618,837	(1)
Robert A. Hurzeler	$1,056,529
(1)	Includes $2,600,305 and $1,300,152, respectively, in distributions in respect of Messrs. Levine’s and Anderson’s SFH Incentive Units as a result of earlier sales of shares of Company common stock by SFH during 2018.

The SFH Incentive Units were designed to further align the interests of the holders thereof with those of our stockholders by delivering value only to the extent that distributions by SFH to its owners exceeded certain thresholds, including distributions made in connection with sales of Company common stock by SFH to the Acquisition Entity at the closing of the Apollo-Värde Transaction.

Although these distributions were paid by SFH, we are required to recognize such distributions as stock-based compensation expense in our consolidated financial statements under GAAP, and such distributions are reflected in the All Other Compensation column of the Summary Compensation Table for 2018. Distributions on these SFH Incentive Units are not tax deductible by us. Nevertheless, because the holders of SFH Incentive Units only received distributions in respect of such SFH Incentive Units if certain thresholds were exceeded at the time that SFH sold its holdings of Company common stock, we believe these SFH Incentive Units helped support our pay for performance culture.

Benefits

All of our NEOs are eligible to participate in our general tax-qualified, defined contribution retirement savings 401(k) plan (the “401(k) Plan”). We match a percentage of each participant’s contributions to the 401(k) Plan up to the statutory limits.

Our defined benefit plans include a tax-qualified pension plan (the “Retirement Plan”) and a non-qualified Excess Retirement Income Plan (the “Excess Plan”) (collectively the “Pension Plans”). Each of the Pension Plans provides for a yearly benefit based on years of service and average final salary.

The Pension Plans and their benefits are described in greater detail below under “—Pension Benefits for 2018”. As of December 31, 2012, which was prior to eligibility for all our NEOs other than Messrs. Levine, Borchers and Anderson, the Pension Plans were frozen with respect to both salary and service levels to prevent future increases in the benefit liabilities established under the applicable Pension Plan.

Each of our executive officers is eligible to participate in our various group health and welfare benefit plans and fringe benefit programs that are generally available to all of our team members on a non-discriminatory basis.

Employment Agreements

We have entered into employment agreements with certain of our executive officers, including Messrs. Shulman and Hurzeler and Mr. Parker, our former Executive Vice President and CFO. While we do not maintain a policy of entering into employment agreements with each of our executive officers, we believe the use of employment agreements are appropriate and useful under certain circumstances to attract and retain our executive officers.

Employment Agreement with Mr. Shulman

On July 10, 2018, we entered into an employment agreement with Mr. Shulman pursuant to which he began serving as our President and CEO on September 8, 2018 (the “start date”). The terms of the agreement reflect advice from Pearl Meyer, consideration of the terms of Mr. Shulman’s compensation arrangements with his prior employer and the results of negotiations between the parties to the agreement.

The employment agreement provides Mr. Shulman with an annual base salary of $800,000 and eligibility for an annual target bonus of $5,500,000, payable in cash, RSUs and performance-based RSUs subject to achievement of performance goals established by the Committee. The cash and RSU portions of the annual target bonus total $3,666,667 payable equally in cash and RSUs. In 2018, the target bonus (i) for Mr. Shulman’s OMH tenure was prorated for the period from the start date through December 31, 2018 and was increased by multiplying the pro-rated bonus amount by the performance factor under the Annual Plan (1.271); and (ii) includes an additional amount equal to two-thirds of Mr. Shulman’s target bonus at his prior employer, prorated for the period from January 1, 2018 to the start date. The performance-based RSUs portion of the annual bonus of $1,833,333 is granted annually beginning in 2019 and no later than March 31 of each year. Mr. Shulman did not receive a performance-based RSU grant for 2018. Accordingly, the 2019 grant of performance-based RSUs is equal to $1,833,333 plus (i) a pro rata portion of such amount related to the period in 2018 from the start date through December 31, 2018 multiplied by the performance factor under the Equity Program (1.30), and (ii) a pro rata portion of one-third of Mr. Shulman’s target bonus at his prior employer. The formula resulted in a performance-based RSU grant in February 2019 with a target value of $3,106,000.

In consideration of the commencement of Mr. Shulman’s employment with the Company, and in part to compensate Mr. Shulman for equity awards forfeited at his prior employer, Mr. Shulman received a one-time equity grant of 84,697 RSUs with an aggregate grant date fair value of $3,000,000, which vest as follows: 50% vested on December 31, 2018; 25% are scheduled to vest on December 31, 2019; and 25% are scheduled to vest on December 31, 2020. If Mr. Shulman’s employment is terminated by the Company for cause or Mr. Shulman resigns without good reason (as defined in the employment agreement) on or after December 31, 2018, but on or before December 31, 2019, Mr. Shulman will be required to pay the Company the fair market value (as of the termination date) of the number of shares he received (after tax withholding) in connection with the portion of the grant that vested on December 31, 2018.

As provided in the employment agreement, the Committee also approved a one-time grant to Mr. Shulman of cash-settled options with respect to 650,000 shares of the Company’s common stock (in three tranches of 300,000, 225,000 and 125,000 shares) that are subject to certain vesting conditions relating to the trading price of the Company’s common stock and the portion of the Company’s common stock owned by stockholders other than the Acquisition Entity, as well as certain other terms and conditions. In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), the grant date fair value of this cash-settled option award is zero because the satisfaction of the required event-based performance condition was not considered probable as of the grant date. Accordingly, there is no grant date fair value below or in excess of the assumed value of zero that could be calculated and disclosed.

Pursuant to the employment agreement, the Company agreed to reimburse Mr. Shulman for his reasonable attorneys’ fees incurred in connection with the negotiation of the employment agreement and all related agreements.

The employment agreement provides that Mr. Shulman will receive certain payments and benefits in the event of a termination of his employment under specific circumstances. If Mr. Shulman’s employment is terminated by the Company other than for “cause” (as defined in the agreement, but not including a termination of employment due to death or disability) or he resigns for “good reason” (as defined in the agreement and summarized below), and if Mr. Shulman executes a general release of claims in a form acceptable to us and continues to comply with all applicable restrictive covenants, then he would be entitled to: (i) a severance payment equal to $2,633,333, payable in equal installments over a 24-month period in accordance with the Company’s payroll (or, if such termination occurs within the 24-month period following a change in control (as defined in the agreement), a single lump sum); (ii) any earned but unpaid annual bonus for the calendar year immediately preceding the termination; (iii) an amount equal to two-thirds of the average annual bonus earned in respect of the three years completed prior to the year of termination (or, if Mr. Shulman has been employed for less than three years as of such termination, the number of years completed prior to the year of termination; provided, however, that if the year of termination is 2018 or 2019, the amount shall be equal to two-thirds of the target amount of his annual bonus), pro-rated based on the number of days in which Mr. Shulman was employed during such year paid at the same time such bonuses are normally paid in accordance with the normal practices of the Company with regard to paying bonuses to similarly situated executives subject to certain adjustments; and (iv) a lump sum payment equal to 12-months of COBRA premiums.

For purposes of Mr. Shulman’s employment agreement, “good reason” means, in summary: (i) a material reduction in his duties, authorities, responsibilities or reporting relationships; (ii) the reduction of his base salary or annual bonus opportunity (in each case, other than an across-the-board reduction affecting all senior management of the Company which reduction results in the decrease of his base salary or annual bonus opportunity, as applicable, of less than 10%); (iii) relocation of his principal location of employment by more than 50 miles (unless such new location is closer to his primary residence in New York City); (iv) the failure to nominate him as a member of the board of directors of the Company; or (v) the failure to pay him compensation when due under the terms of his employment agreement.

Pursuant to the employment agreement, Mr. Shulman is bound by certain restrictive covenants including confidentiality, non-disparagement, work product and, during the term of his employment and for a period of two years thereafter, non-solicitation of employees, consultants and customers and non-competition. The Company is bound by a non-disparagement covenant.

Employment Agreement with Mr. Parker

On October 12, 2015, we entered into an employment agreement with Mr. Parker pursuant to which he served as our Executive Vice President and CFO until his resignation effective on March 26, 2019. The initial term of the agreement was scheduled to expire on December 31, 2019, and provided for automatic renewal for an additional one-year term thereafter unless either party provided notice of non-renewal to the other at least 90 days before expiration of the then-current term.

Mr. Parker’s employment agreement provided for an annual base salary of $400,000, subject to adjustment as provided in the agreement. Mr. Parker was also to receive a bonus under the Company’s annual incentive program, subject in each case to reasonable performance objectives agreed upon between the CEO and Mr. Parker each year. The agreement also provided that Mr. Parker would be eligible to participate in all retirement and welfare benefit plans and paid-time off policies as are made available by us to our senior executives.

Mr. Parker’s employment agreement also provided that if his employment was terminated by us without “cause” (as defined in the agreement) or by Mr. Parker for “good reason” (as defined in the agreement and summarized below), and if Mr. Parker executed a general release of claims in a form acceptable to us and continued to comply with all applicable restrictive covenants, he would receive (i) continued base salary payments for 12 months, (ii) any earned but unpaid annual bonus for the prior calendar year, and (iii) the annual bonus for the year in which such termination occurred, pro-rated based on the average of the annual bonuses paid to him for the three years prior to such termination (or such lesser number of years for which he received a non-zero annual bonus, if applicable). Mr. Parker also was eligible to participate in the Executive Severance Plan, provided that any severance amounts payable to Mr. Parker under the Executive Severance Plan would be reduced by the severance amounts payable to Mr. Parker under the terms of his employment agreement. As noted above, Mr. Parker resigned as Executive Vice President and CFO effective on March 26, 2019. Mr. Parker did not receive severance benefits in connection with such resignation.

Mr. Parker’s employment agreement provided that he will not compete with us for one year following notice of his termination of employment for any reason. In addition, the agreement provides that Mr. Parker will not solicit our employees, consultants, independent contractors, service providers or current or prospective clients or customers for two-years following the termination of his employment for any reason. The agreement also contains standard perpetual provisions relating to confidentiality, intellectual property and non-disparagement.

For purposes of Mr. Parker’s employment agreement, “good reason” means, in summary, (i) a material reduction in his level of responsibility, title or authority, (ii) any material breach by the Company of its obligations under the employment agreement, or (iii) relocation of his principal location of employment by more than 60 miles.

Employment Agreement with Mr. Hurzeler

On April 13, 2015, we entered into an employment agreement with Mr. Hurzeler effective as of January 1, 2016. The agreement provides that Mr. Hurzeler will continue to serve as our Executive Vice President, Auto Lending under the agreement for an initial term beginning on January 1, 2016 and ending on December 31, 2018. Mr. Hurzeler became our Chief Operating Officer on June 2, 2016. The agreement automatically renews for additional one-year terms thereafter unless either party provides notice of non-renewal to the other at least 90 days before expiration of the then-current term. The agreement auto-renewed on January 1, 2019.

The employment agreement provides that Mr. Hurzeler will continue to receive an annual base salary of $350,000, subject to adjustment as provided in the agreement, and will be eligible to receive a minimum annual bonus of $400,000 for each full calendar year during the term of the agreement, subject to his continued employment on the payment date. The agreement also provides that Mr. Hurzeler will continue to be eligible to participate in all retirement and welfare benefit plans and paid-time off policies as are made available to the Company’s other similarly situated executives during the term of the agreement.

The employment agreement also provides that if his employment is terminated by us without “cause” (as defined in the agreement) and if Mr. Hurzeler executes a general release of claims in a form acceptable to us and continues to comply with all applicable restrictive covenants, he will receive (i) continued base salary payments for twelve months and (ii) a pro-rated annual bonus for the year of termination, based on the average of the annual bonuses paid to him for the three years prior to termination (or such lesser number of years for which he received a non-zero annual bonus, if applicable).

The employment agreement provides that Mr. Hurzeler will not compete with us for three years following the termination of his employment by us for cause or a voluntary termination by Mr. Hurzeler (or one year following termination by us for any other reason). In addition, the agreement provides that Mr. Hurzeler will not solicit our employees, consultants, independent contractors, service providers or current or prospective clients or customers for three years following the termination of his employment by us for cause or a voluntary termination by Mr. Hurzeler (or two-years following termination by us for any other reason). The agreement also contains standard perpetual provisions relating to confidentiality, intellectual property and non-disparagement.

Letter Agreement with Mr. Levine

We also entered into a letter agreement with our non-executive Chairman of the Board, Mr. Levine, which is described under the caption “Our 2018 Executive Compensation Program in Detail – Letter Agreement with Mr. Levine.”

Consideration of Most Recent Say-on-Pay Vote

At our 2017 Annual Meeting of Stockholders, our stockholders were provided with the opportunity to cast an advisory vote on the compensation of our NEOs for 2016. Of the votes cast at our 2017 Annual Meeting of Stockholders, the say-on-pay vote yielded approximately 89% approval. Notwithstanding this favorable vote, we continue to seek input from our stockholders to understand their views with respect to our approach to executive compensation, and in particular in connection with the Committee’s efforts to tie compensation to performance. The next Say-on-Pay Vote will be at our 2020 Annual Meeting of Stockholders. Stockholders will also vote on Say-on-Pay Frequency at the 2020 Annual Meeting of Stockholders.

Summary Compensation Table for 2018

The table below summarizes information regarding compensation for the years 2016 through 2018, as applicable, for each of our NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Pension Value & Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Douglas H. Shulman President and Chief Executive Officer	2018	215,385	2,193,333	3,000,000	0	317,973	—	24,015	5,750,706
	2017	—	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—	—
Jay N. Levine(8) Former President and Chief Executive Officer	2018	292,308	—	—	—	—	—	71,240,275	71,532,583
	2017	400,000	—	—	—	—	6,035	14,435	420,470
	2016	400,000	—	—	—	—	11,499	10,600	422,099
Scott T. Parker(9) Former Executive Vice President and Chief Financial Officer	2018	400,000	500,000	2,750,000	—	2,033,600	—	2,124,609	7,808,209
	2017	400,000	—	6,250,000	—	1,863,801	—	11,800	8,525,601
	2016	400,000	1,350,000	—	—	—	—	11,600	1,761,600
Robert A. Hurzeler Executive Vice President and Chief Operating Officer	2018	350,000	—	1,000,000	—	2,033,600	—	1,068,561	4,452,161
	2017	350,000	—	2,000,000	—	1,863,801	—	15,426	4,229,227
	2016	350,000	—	—	—	713,400	—	11,600	1,075,000
John C. Anderson Executive Vice President, Legal, Compliance and Operational Risk	2018	350,000	—	—	—	571,950	—	35,623,731	36,545,681
	2017	350,000	—	—	—	—	2,752	11,394	364,146
	2016	350,000	—	—	—	—	1,024	12,063	363,087
Bradford D. Borchers Executive Vice President, Branch Operations	2018	350,000	—	—	—	817,700	—	12,032	1,179,732
	2017	350,000	—	—	—	742,904	128,817	15,341	1,237,062
	2016	350,000	—	—	—	475,275	20,152	11,600	857,027
(1)	Mr. Shulman became President and CEO on September 8, 2018 with an annual base salary of $800,000. Mr. Levine assumed the role of non-executive Chairman on September 8, 2018. The numbers in the “Salary” column for Messrs. Shulman and Levine represent their pro rata salary for 2018. On February 7, 2018, the Board determined not to designate Mr. Borchers as an “executive officer” within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended.
(2)	For Mr. Shulman, the amount in this column represents his incentive bonus under his employment agreement but does not include the increase resulting from applying the performance factor under the Annual Plan. The award was paid in cash in the amount of $1,096,666 and in RSUs in the amount of $1,096,666. See note (5) below. For 2018, this column represents a one-time cash bonus award for Mr. Parker for his past contributions to the Company’s achievements, including the integration of the legacy Springleaf and OneMain operations. For 2016, the amount in this column represents a guaranteed cash bonus paid to Mr. Parker pursuant to the terms of his employment agreement.
(3)	The amount in this column for Mr. Shulman reflects a replacement equity award per his employment agreement. The amount for 2018 for Mr. Parker represents the grant date fair value of performance-based RSUs assuming achievement of target performance of $1,250,000. If achievement at the maximum level of performance had been assumed, the grant date fair value of Mr. Parker’s 2018 performance-based RSUs would have been $1,875,000. Actual achievement results approved by the Committee in February 2019 resulted in settlement of Mr. Parker’s 2018 performance-based RSUs at 130% of target level with RSUs that vest ratably in three annual installments beginning February 20, 2019. The amount for 2018 for Mr. Parker also includes a one-time equity award of 44,536 RSUs with a grant date fair value of $1,500,000 approved in June 2018 for his efforts in completing the Apollo-Värde Transaction and as a retention tool. These RSUs were scheduled to vest over three years with 50% vesting on June 18, 2018. The remainder of RSUs subject to this grant were forfeited upon Mr. Parker’s resignation as Executive Vice President and CFO effective on March 26, 2019. The amount for 2018 for Mr. Hurzeler represents the grant date fair value of performance-based RSUs assuming achievement at target performance of $1,000,000. If achievement at the maximum level of performance had been assumed, the grant date fair value of Mr. Hurzeler’s 2018 performance-based RSUs would have been $1,500,000. Actual achievement results approved by the Committee in February 2019 resulted in settlement of Mr. Hurzeler’s 2018 performance-based RSUs at 130% of target level with RSUs that vest ratably in three annual installments beginning February 20, 2019. The targets for Messrs. Parker and Hurzeler were designed, in part, to keep them focused on the Company’s performance through the transition period of the

Apollo-Värde Transaction and as a retention incentive. For a summary of the assumptions used in the valuation of these equity-based awards, please see note 21 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

(4)	The grant date fair value for Mr. Shulman’s option awards granted during 2018 is calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. In accordance with FASB ASC Topic 718, the grant date fair value of Mr. Shulman’s 2018 option awards is zero because the satisfaction of the required event-based performance conditions was not considered probable as of the grant date. Accordingly, there is no grant date fair value below or in excess of the amount reflected in the table above for Mr. Shulman that could be calculated and disclosed.
(5)	Except for Mr. Shulman, amounts in this column represent amounts paid in respect of awards granted under the Annual Plan. For Mr. Shulman, the amount in this column represents the increase in Mr. Shulman’s incentive bonus resulting from applying the performance factor under the Annual Plan. Mr. Parker’s Annual Plan award payout in the amount of $2,033,600 was paid in 2019 partially in cash in the amount of $1,016,800 and partially in the form of RSUs with a grant date fair value of $1,016,800. The RSUs subject to this grant were forfeited upon Mr. Parker’s resignation as Executive Vice President and CFO effective on March 26, 2019. Mr. Hurzeler’s Annual Plan award payout in the amount of $2,033,600 was paid in 2019 partially in cash in the amount of $1,016,800 and partially in the form of RSUs with a grant date fair value of $1,016,800. Mr. Anderson’s Annual Plan award payout in the amount of $571,950 was paid in 2019 partially in cash in the amount of $500,000 and partially in the form of RSUs with a grant date fair value of $71,950. Mr. Anderson’s target award ($900,000) was pro-rated at 50% to $450,000 to reflect a six-month performance period of July 1, 2018 through December 31, 2018. Mr. Borchers’ Annual Plan award payout in the amount of $817,700 was paid in 2019 partially in cash in the amount of $500,000 and partially in the form of RSUs with a grant date fair value of $317,700. The RSUs granted in partial payment of Annual Plan awards vest in three annual installments. The targets for Messrs. Parker, Hurzeler, Borchers and Anderson were set, in part, to keep the executives focused on the Company’s performance through the transition period after the Apollo-Värde Transaction and as a retention incentive.
(6)	Messrs. Levine, Borchers and Anderson are the only NEOs who were eligible to participate in the Pension Plans before they were closed to new participants on December 31, 2012. The change in the pension values for Messrs. Levine, Borchers and Anderson for 2018 was negative, $(4,194), $(87,755) and $(1,430), respectively. The amounts were calculated using the discount rates of 4.13% for the Retirement Plan and 3.93% for the Excess Plan as of December 31, 2018; discount rates of 4.05% for the Retirement Plan and 3.67% for the Excess Plan as of December 31, 2016; and discount rates of 4.27% for the Retirement Plan and 3.83% for the Excess Plan as of December 31, 2017.
(7)	The amounts shown in this column include the following:
Name	Year $	401(k) Match $	SFH Incentive Payment(a) $	Other Compensation(b) $	Total All Other Compensation $
Douglas H. Shulman	2018	—	—	24,015	24,015
Jay N. Levine	2018	1,846	71,237,675	754	71,240,275
Scott T. Parker	2018	11,000	2,113,057	552	2,124,609
Robert A. Hurzeler	2018	11,000	1,056,529	1,032	1,068,561
John C. Anderson	2018	1,615	35,618,837	3,279	35,623,731
Bradford D. Borchers	2018	11,000	—	1,032	12,032
(a)	For further details on SFH Incentive Payments see “Our 2018 Executive Compensation Program in Detail - Payouts of SFH Incentive Units.”
(b)	Other than for Mr. Shulman, the values in this column represent employer-paid health spending account contributions and fringe benefit imputed income pursuant to group health and welfare benefit programs that are available generally to all employees. For Mr. Shulman the value in this column represents reimbursement for attorneys’ fees in connection with his employment agreement and includes $127 in imputed income on his life insurance policy.
(8)	The amount in for Mr. Levine for 2018 does not include his compensation as Chairman of the Board, which is disclosed in the “Director Compensation Table for 2018” below.
(9)	Mr. Parker resigned as Executive Vice President and CFO effective on March 26, 2019.

Grants of Plan-Based Awards for 2018(1)

The table below summarizes information regarding grants of plan-based awards to our NEOs during 2018.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Douglas H. Shulman President and Chief Executive Officer	9/8/2018	—	—	—	—	—	—	84,697	—	—	3,000,000
	2/5/2019	—	317,973	—	—	—	—	—	—	—	—
Jay N. Levine(5) Former President and Chief Executive Officer		—	—	—	—	—	—	—	—	—	—
Scott T. Parker Former Executive Vice President and Chief Financial Officer	7/24/2018	800,000	1,600,000	2,400,000	—	—	—	—	—	—	—
	6/18/2018	—	—	—	—	—	—	44,536	—	—	1,500,000
	7/24/2018	—	—	—	17,811	35,622	53,434	—	—	—	1,250,000
Robert A. Hurzeler Executive Vice President and Chief Operating Officer	7/24/2018	800,000	1,600,000	2,400,000	—	—	—	—	—	—	—
	7/24/2018	—	—	—	14,249	28,498	42,747	—	—	—	1,000,000
John C. Anderson Executive Vice President, Legal, Compliance and Operational Risk	7/24/2018	225,000	450,000	675,000	—	—	—	—	—	—	—
Bradford D. Borchers Executive Vice President, Branch Operations	7/24/2018	325,000	650,000	975,000	—	—	—	—	—	—	—
(1)	Excludes SFH Incentive Units.
(2)	Represents 2018 awards under the Annual Plan, other than for Mr. Shulman. The Committee approved a pro-rated incentive payout to Mr. Shulman in 2019 as reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2018 above. The Annual Plan awards were approved in July 2018 for the 2018 performance year with a target opportunity for Messrs. Parker and Hurzeler of $1,600,000 and maximum opportunity of $2,400,000 and a target opportunity for Mr. Borchers of $650,000 and a maximum opportunity of $975,000. The Annual Plan award approved for Mr. Anderson had a target opportunity of $450,000 and maximum opportunity of $675,000. Mr. Anderson’s award was pro-rated at 50% for an adjusted performance period of July 1, 2018 through December 31, 2018. Based on Messrs. Parker, Hurzeler, Anderson and Borchers’ achievements under the terms of their Annual Plan awards, the Committee approved payouts in full settlement of their Annual Plan awards as reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2018 above. The targets for Messrs. Parker, Hurzeler, Anderson and Borchers were set, in part, to keep the executives focused on the Company’s performance through the transition period after the Apollo-Värde Transaction and as a retention incentive. Any unvested RSUs granted to Mr. Parker under the Annual Plan were forfeited upon his resignation as our Executive Vice President and CFO effective March 26, 2019.
(3)	Represents 2018 awards of performance-based RSUs under the Equity Program. The Equity Program awards were approved in July 2018 for the 2018 performance year. Mr. Parker’s 2018 Equity Program award had a target opportunity with a grant date fair value of $1,250,000 (35,622 shares) and a maximum opportunity with a grant date fair value of $1,875,000 (53,434 shares). Mr. Hurzeler’s 2018 Equity Program award had a target opportunity with a grant date fair value of $1,000,000 (28,498 shares) and a maximum opportunity with a grant date fair value of $1,500,000 (42,747 shares). In 2019, following a determination by the Committee of Messrs. Parker and Hurzeler’s achievement under the terms of their 2018 Equity Program awards, the Committee approved the achievement of the applicable performance metrics at 130%, and the performance-based RSUs were settled in service-based RSUs that vest in three annual installments beginning on February 20, 2019. The targets for Messrs. Parker and, Hurzeler were set, in part, to keep the executives focused on the Company’s performance through the transition period after the Apollo-Värde Transaction and as a retention incentive. Any unvested RSUs granted to Mr. Parker under the Equity Program were forfeited upon his resignation as our Executive Vice President and CFO effective March 26, 2019.

(4)	The amount in this column for Mr. Shulman is a one-time equity replacement award of RSUs per his employment agreement. The amount for 2018 for Mr. Parker is a one-time equity award of RSUs approved in June 2018 for his efforts in completing the Apollo-Värde Transaction.
(5)	Does not include Mr. Levine’s RSU grant during 2018 pursuant to his letter agreement. The RSU grant for his service as Chairman of the Board per the letter agreement is disclosed in the “Director Compensation Table for 2018” below.

Outstanding Equity Awards at Fiscal Year-End for 2018

The following table summarizes the equity awards made to our NEOs that were unvested and outstanding as of December 31, 2018.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Exercisable (#)	Unexercisable (#)
Douglas H. Shulman – President and Chief Executive Officer	—	—	650,000 (2)	33.40	7/12/2028	42,349	(3)	1,028,657	—	—
Jay N. Levine – Former President and Chief Executive Officer	—	—	—	—	—	2,296	(4)	55,770	—	—
Scott T. Parker – Former Executive Vice President and Chief Financial Officer	—	—	—	—	—	120,003	(5)	2,914,873	35,622 (8)	865,258
Robert A. Hurzeler – Executive Vice President and Chief Operating Officer	—	—	—	—	—	142,843	(6)	3,469,656	28,498 (9)	692,216
John C. Anderson – Executive Vice President, Legal, Compliance and Operational Risk	—	—	—	—	—	—		—	—	—
Bradford D. Borchers – Executive Vice President, Branch Operations	—	—	—	—	—	7,669	(7)	186,280	—	—
(1)	Based on the closing market price of Company common stock on December 31, 2018 of $24.29 per share.
(2)	The options are in three tranches (300,000, 225,000 and 125,000) subject to vesting conditions relating to the portion of the Company’s common stock owned by stockholders other than the Acquisition Entity and the Company achieving a volume-weighted average trading price (VWAP) over a consecutive six-month period. The VWAP goal for Tranche I is $55.00, Tranche II is $70.00 and Tranche III is $85.00.
(3)	Represents 42,348 RSUs that were unvested as of December 31, 2018. The vesting schedule for the RSUs is as follows: 21,174 RSUs are scheduled to vest December 2019 and 21,175 are scheduled to vest in December 2020.
(4)	Represents 2,296 RSUs that were unvested as of December 31, 2018. The vesting schedule for the RSUs is as follows: 2,296 RSUs vested in January 2019.
(5)	Represents 120,003 RSUs that were unvested as of December 31, 2018. The vesting schedule for the RSUs is as follows: 10,131 RSUs vested in February 2019, 10,131 are scheduled to vest in February 2020 and 10,132 are scheduled to vest in February 2021; 19,165 vested in March 2019 and 19,166 are scheduled to vest in March 2020; 11,134 are scheduled to vest in June 2019 and 2020; and 29,010 are scheduled to vest in November 2019. Any unvested RSUs held by Mr. Parker were forfeited upon his resignation as our Executive Vice President and CFO effective on March 26, 2019.
(6)	Represents 30,446 RSAs and 112,397 RSUs that were unvested as of December 31, 2018. The vesting schedule for the RSAs is as follows: 16,187 RSAs vested in February 2019 and 14,259 are scheduled to vest in February 2020. The vesting schedule for the RSUs is as follows: 52,308 vested in January 2019; 9,808 vested in February 2019, 9,808 are scheduled to vest in February 2020 and 9,809 are scheduled to vest in February 2021; 15,332 vested in March 2019 and 15,332 are scheduled to vest in March 2020.

(7)	Represents 7,669 RSUs that were unvested as of December 31, 2018. The vesting schedule for the RSUs is as follows: 2,556 vested in February 2019; 2,556 are scheduled to vest in February 2020; and 2,557 are scheduled to vest in February 2021.
(8)	Represents 35,622 performance-based RSUs that were unvested as of December 31, 2018. These performance-based RSUs were settled in February 2019 at 130% of target in the form of 46,309 RSUs. The vesting schedule for these RSUs is as follows: 15,436 RSUs vested in February 2019; 15,436 are scheduled to vest in February 2020; and 15,437 are scheduled to vest in February 2021. Any unvested RSUs held by Mr. Parker were forfeited upon his resignation as our Executive Vice President and CFO effective on March 26, 2019.
(9)	Represents 28,498 performance-based RSUs that were unvested as of December 31, 2018. These performance-based RSUs were settled in February 2019 at 130% of target in the form of 37,047 RSUs. The vesting schedule for these RSUs is as follows: 12,349 RSUs vested in February 2019 and 12,349 are scheduled to vest in February 2020 and 2021.

Options Exercised and Stock Vested for 2018(1)

We had no stock options that were exercised during 2018. The table below shows the number and fair value of RSAs and RSUs that vested in 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas H. Shulman(2) President and Chief Executive Officer	—	—	42,348	1,026,939
Jay N. Levine Former President and Chief Executive Officer	—	—	—	—
Scott T. Parker(3) Former Executive Vice President and Chief Financial Officer	—	—	245,881	8,152,437
Robert A. Hurzeler(4) Executive Vice President and Chief Operating Officer	—	—	87,208	2,484,013
John C. Anderson Executive Vice President, Legal, Compliance and Operational Risk	—	—	—	—
Bradford D. Borchers(5) Executive Vice President, Branch Operations	—	—	32,928	881,684
(1)	Excludes SFH Incentive Units.
(2)	Includes 42,348 RSUs that vested on December 31, 2018 with a value of $24.25 per share on the vesting date.
(3)	Includes 58,479 RSUs that vested on February 20, 2018 with a value of $33.01 per share on the vesting date; 19,165 RSUs that vested on March 20, 2018 with a value of $31.14 per share on the vesting date; 139,227 RSUs that vested on June 25, 2018 with a value of $33.29 per share on the vesting date; and 29,010 RSUs that vested on November 4, 2018 with a value of $29.34 per share on the vesting date.
(4)	Includes 1,929 RSAs that vested on February 19, 2018 with a value of $33.01 per share on the vesting date; 14,257 RSAs that vested on February 20, 2018 with a value of $33.01 per share on the vesting date; 52,308 RSUs that vested on January 2, 2018 with a value of $25.99 per share on the vesting date; 3,382 RSUs that vested on February 16, 2018 with a value of $33.35 per share on the vesting date; and 15,332 RSUs that vested on March 20, 2018 with a value of $31.14 per share on the vesting date.

(5)	Includes 29,411 RSUs that vested on January 2, 2018 with a value of $25.99 per share on the vesting date; and 3,517 RSUs that vested on February 16, 2018 with a value of $33.35 per share on the vesting date.

Pension Benefits for 2018

The Pension Plans were frozen effective December 31, 2012, prior to the eligibility of our NEOs other than Messrs. Levine, Borchers and Anderson. No additional participants have been or will be allowed entry into the plans, and no additional creditable service has been or will be awarded to Messrs. Levine, Borchers or Anderson after December 31, 2012. In accordance with SEC rules, the accumulated benefits are presented as if they were payable upon the NEO’s normal retirement at age 65.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During the Last Fiscal Year ($)
Douglas H. Shulman	Springleaf Financial Services Retirement Plan	—	—	—
	Springleaf Financial Services Excess Plan	—	—	—
Jay N. Levine	Springleaf Financial Services Retirement Plan	0.750	30,520	—
	Springleaf Financial Services Excess Plan	0.750	17,050	—
Scott T. Parker	Springleaf Financial Services Retirement Plan	—	—	—
	Springleaf Financial Services Excess Plan	—	—	—
Robert A. Hurzeler	Springleaf Financial Services Retirement Plan	—	—	—
	Springleaf Financial Services Excess Plan	—	—	—
John C. Anderson	Springleaf Financial Services Retirement Plan	0.750	23,925	—
	Springleaf Financial Services Excess Plan	—	—	—
Bradford D. Borchers	Springleaf Financial Services Retirement Plan	28.0	765,470	—
	Springleaf Financial Services Excess Plan	28.0	151,648	—
(1)	The Retirement Plan and the Excess Plan were each frozen on December 31, 2012. The pension valuation assumptions for 2018 include: (i) discount rates of 4.13% for the Retirement Plan and 3.93% for the Excess Plan, (ii) normal retirement age (65), or current age, if older, and (iii) RP-2006 mortality table with scale MP-2018 projection, post retirement only.

Pension Plan Benefit Formulas

The Retirement Plan and Excess Plan formulas range from 0.925% to 1.425% times average final compensation for each year of credited service accrued prior to December 31, 2012, up to 44-years. For participants who retire after the normal retirement age of 65, the retirement benefit is actuarially adjusted to reflect the later benefit commencement date.

For purposes of both the Retirement Plan and the Excess Plan, average final compensation is the average annual pensionable salary of a participant during those three consecutive years in the last 10-years of credited service, prior to the Pension Plans being frozen, that afford the highest such average. Final average compensation does not include amounts attributable to overtime pay, supplemental cash incentive payments, annual cash bonuses or long-term incentive awards.

Death and Disability Benefits

Each of the Retirement Plan and the Excess Plan also provides for death and disability benefits. The Retirement Plan and the Excess Plan generally provide a death benefit to active participants who die before age 65 equal to 50% of the benefit the participant would have received if he or she had terminated employment on the date of death, survived until his or her earliest retirement date and elected a 50% joint and survivor annuity.

Under the Retirement Plan and the Excess Plan, participants continued to accrue credited service through December 31, 2012 while receiving payments under SFI’s sponsored long-term disability plan or during periods of unpaid medical leave before reaching age 65 if they had at least 10-years of service when they become disabled. Participants who had less than 10-years of credited service when they become disabled continued to accrue credited service for a maximum of three additional years but no later than December 31, 2012.

As with other retirement benefits, in the case of death and disability benefits, the formula benefit under the Excess Plan is reduced by amounts payable under the Retirement Plan.

Nonqualified Deferred Compensation for 2018

We do not maintain any nonqualified deferred compensation plans in which any of our executive officers participate.

Potential Payments Upon Termination or Change-In-Control for 2018

The following table shows the payments and benefits that our NEOs would have been eligible to receive from us if their employment had been terminated or if a change in control of the Company had occurred as of December 31, 2018. Additional information about Pension Plan benefits payable upon certain terminations is provided in “— Pension Benefits for 2018” above.

Name	Type of Payment or Benefit	Voluntary Resignation without Good Reason or Early or Normal Retirement ($)	Termination without Cause ($)(2)(3)	Termination for Good Reason ($)(2)(3)	Change in Control ($)(4)	Termination without Cause following a Change in Control ($)(2)(3)	Termination for Good Reason following a Change in Control ($)(2)(3)	Termination Due to Disability ($)(3)(5)	Termination Due to Death ($)(3)(5)
Douglas H. Shulman	Severance Payment	—	3,123,846	3,123,846	—	3,123,846	3,123,846	—	—
	Acceleration of Unvested Equity	—	1,028,657	1,028,657	—	1,028,657	1,028,657	1,028,657	1,028,657
	Total	—	4,152,503	4,152,503	—	4,152,503	4,152,503	1,028,657	1,028,657
Jay N. Levine	Severance Payment	—	—	—	—	—	—	—	—
	Acceleration of Unvested Equity	—	—	—	—	—	—	—	—
	Total	—	—	—	—	—	—	—	—
Scott T. Parker(1)	Severance Payment	—	1,921,267	1,921,267	2,033,600	2,456,202	2,456,202	1,521,267	1,521,267
	Acceleration of Unvested Equity	—	1,686,698	—	931,060	4,212,784	4,212,784	1,442,923	1,442,923
	Total	—	3,607,965	1,921,267	2,964,660	6,668,986	6,668,986	2,964,190	2,964,190
Robert A. Hurzeler	Severance Payment	—	1,422,764	—	2,033,600	2,405,310	2,405,310	1,072,764	1,072,764
	Acceleration of Unvested Equity	—	2,274,394	—	—	4,507,981	—	1,454,267	1,454,267
	Total	—	3,697,158	—	2,033,600	6,913,291	2,405,310	2,527,031	2,527,031
John C. Anderson	Severance Payment	—	374,852	—	571,950	946,802	946,802	—	—
	Acceleration of Unvested Equity	—	—	—	—	—	—	—	—
	Total	—	374,852	—	571,950	946,802	946,802	—	—
Bradford D. Borchers	Severance Payment	—	372,324	—	817,700	1,190,024	1,190,024	—	—
	Acceleration of Unvested Equity	—	62,085	—	—	186,280	—	186,280	186,280
	Total	—	434,409	—	817,700	1,376,304	1,190,024	186,280	186,280
(1)	Mr. Parker resigned as Executive Vice President and CFO effective on March 26, 2019. Mr. Parker did not receive severance benefits in connection with such resignation.
(2)	Severance payments for Messrs. Shulman, Parker and Hurzeler in event of a termination without cause or, for Messrs. Shulman and Parker, for good reason (whether or not in connection with a change in control) are based on the terms of their respective employment agreements or, for Messrs. Parker and Hurzeler, the Executive Severance Plan if severance payments are greater under the terms of the Executive Severance Plan. For Mr. Shulman, the severance payment is an aggregate amount equal to $2,633,333 payable over 24 months and an amount equal to two-thirds of the average Annual Bonus earned in the three years completed prior to the year of termination (however if the termination is in 2018 or 2019, the amount shall be equal to two-thirds of the target amount of the Annual Bonus) prorated by the number of days the executive served as an employee in such year plus a lump sum distribution equal to 12 months of premiums for COBRA continuation for Mr. Shulman and his dependents. For Mr. Parker, the severance payments under his employment agreement include continued base salary payments for 12 months ($400,000) and the average annual bonus for the previous three years prior to the year of termination (or such lesser number of years for which he received a non-zero annual bonus) ($1,521,267). For Mr. Hurzeler, the severance payments under his employment agreement include continued base salary payments for 12 months ($350,000) and the average annual bonus for the previous three years prior to the year of termination ($1,072,764). As of December 31, 2018, Messrs. Parker, Hurzeler, Anderson and Borchers were eligible to receive severance benefits pursuant to the Executive Severance Plan and change of control protections under the Annual Plan and the Omnibus Incentive Plan. Under the Executive Severance Plan, upon a termination by the Company other than for cause, or within twelve months following a change in control, upon a termination by the Company other than for cause or by the participant for good reason, each executive receives base salary continuation for twelve months and a lump sum distribution equal to twelve months of premiums for COBRA continuation for the executive and his dependents at the rates in effect on the date of termination. The lump-sum COBRA premiums payable pursuant to the terms of the Executive Severance Plan to Messrs. Parker, Hurzeler, Anderson and Borchers are $22,602, $21,710, $24,852 and $22,324, respectively. The lump sum COBRA premium payable under the terms of Mr. Shulman’s employment agreement is $22,602. Severance payment amounts for Messrs. Shulman, Parker and Hurzeler in the event of a termination without cause (or, for Mr. Parker, a termination without cause or for good reason) in the absence of a change of control reflect amounts due to them pursuant to the terms of their respective employment agreements rather than pursuant to the terms of the Executive Severance Plan because their employment agreements provide a greater level of severance benefits under such circumstances. Severance payment amounts for Messrs. Parker and Hurzeler in the event of a termination without cause or for good reason following a change of control reflect amounts due to them pursuant to the terms of the Annual Plan, the Omnibus Incentive Plan and the Executive Severance Plan rather than pursuant to the terms of their respective employment agreements because their employment agreements provide a lower level of severance benefits under such circumstances.

(3)	The vesting of Mr. Shulman’s equity awards is based on the terms of his employment agreement. Mr. Shulman’s cash settled option award granted on July 12, 2018 is excluded from this table as the award currently holds no value as determined in accordance with FASB ASC Topic 718. In the event of a termination without cause or resignation for good reason, all of the then unvested RSUs shall vest. For Messrs. Parker, Hurzeler and Borchers, the award agreements for RSUs and RSAs generally provide for the following treatment: (i) upon a termination without cause, vesting of the tranche of RSUs and RSAs scheduled to vest on the next applicable vesting date, and (ii) upon death or disability, accelerated vesting of all outstanding RSUs and RSAs. Mr. Hurzeler’s RSUs that vested in January 2019 and March 2019 and that are scheduled to vest in March 2020, and Mr. Parker’s serviced based RSUs that vested in March 2019 and that are scheduled to vest in March 2020, June 2019 and June 2020 do not provide for any termination protections beyond those provided under the terms of the Omnibus Incentive Plan. The Omnibus Incentive Plan provides for accelerated vesting of all outstanding RSUs and RSAs upon a termination without cause (but not for good reason) within 12-months subsequent to a change in control (as defined in the Omnibus Incentive Plan). For Mr. Parker, 69,440 RSUs will vest upon a termination without cause ($1,686,698); 120,003 RSUs and 53,434 performance-based RSUs will vest upon a termination without cause or for good reason following a Change in Control, with the performance-based RSUs deemed to be fully achieved at maximum ($1,297,911); and 59,404 RSUs will vest upon death or disability ($1,442,923). For Mr. Hurzeler, 93,635 service-based RSAs and RSUs will vest upon a termination without cause ($2,274,394); 142,843 service-based RSAs and RSUs and 42,747 performance-based RSUs will vest upon a termination without cause following a Change in Control, with the performance-based RSUs deemed to be fully achieved at maximum ($1,038,325); and 59,871 RSUs and RSAs will vest upon death or disability ($1,454,267). For Mr. Borchers, 2,556 RSUs will vest upon a termination without cause ($62,085), 7,669 RSUs will vest upon a termination without cause following a Change in Control or upon death or disability ($186,280).
(4)	The amounts shown in this column for Messrs. Parker, Hurzeler, Anderson and Borchers represent payments of pro-rata bonus amounts under the Annual Plan for the year in which a change in control (as defined in the Omnibus Incentive Plan) occurs, based on the greater of target or actual performance as of the date of the change in control. Messrs. Parker, Hurzeler, Anderson and Borchers were the only NEOs participating in the Annual Plan for 2018 and, therefore, were the only NEOs eligible for such payment. The amount shown assumes a change in control occurred for purposes of the Annual Plan on December 31, 2018. For 2018, actual performance for Messrs. Parker, and Hurzeler was above the target performance ($1,600,000); for Mr. Anderson was above the target performance ($450,000); and for Mr. Borchers was above the target performance ($650,000). For Mr. Parker, the amounts shown in this column also represent the value of 38,331 RSUs granted in March 2017 that will vest in full on the date of an “Acquisition” (defined as the date that a person acquires more than 50% of the Company’s voting securities).
(5)	The employment agreement for Mr. Shulman does not provide for severance payments in the event of disability or death. Severance payments for Messrs. Parker and Hurzeler in the event of disability and death are based on the terms of their respective employment agreements. For Messrs. Parker and Hurzeler, the severance payments consist of a pro-rated annual bonus for the year of termination based on the average of the annual bonuses paid to them for the last three years prior to the year of termination (or such lesser number of years for which the executive received a non-zero annual bonus). The Executive Severance Plan does not provide for severance payments in the event of disability or death.

On March 13, 2015, we adopted the Executive Severance Plan, which became effective on March 16, 2015. As of December 31, 2018, the Committee had identified Messrs. Borchers and Anderson as Eligible Executives for purposes of participating in the Executive Severance Plan. Messrs. Parker and Hurzeler are also eligible to participate in the Executive Severance Plan, subject to applicable offsets, as described below. The Executive Severance Plan provides for severance payments and benefits to the “Eligible Executives” (as defined in the Executive Severance Plan) in the event of a “Qualifying Termination” (as defined below). In the event of a Qualifying Termination and subject to the Eligible Executive’s adherence to the covenants contained in the Executive Severance Plan and execution of a severance agreement (including a general waiver and release of claims along with certain non-competition and intellectual property protections), the Executive Severance Plan provides for (i) continued payment of the Eligible Executive’s annual base salary for a period of 12-months and (ii) a lump sum cash payment in an amount equal to 12-months of premiums for COBRA continuation coverage for the Eligible Executive and his or her eligible dependents.

A Qualifying Termination is defined as a termination other than for “Cause” (as defined in the Executive Severance Plan); provided that, if there has been a “Change in Control” (as defined in the Executive Severance Plan), a Qualifying Termination includes both a termination other than for Cause and resignation for “Good Reason” (as defined in the Executive Severance Plan) within 12-months after the Change in Control.

Messrs. Shulman, Parker and Hurzeler are eligible to receive the termination benefits as described in their respective employment agreements (see “—Employment Agreements” above for additional information concerning the terms of the employment agreements of Messrs. Shulman, Parker and Hurzeler). Messrs. Parker and Hurzeler are also eligible to participate in the Executive Severance Plan, provided that any severance amounts payable to Messrs. Parker and Hurzeler under the Executive Severance Plan will be reduced by the severance amounts payable to Messrs. Parker and Hurzeler under the terms of their employment agreements.

Pay Ratio Disclosure

For 2018, the median of the annual total compensation determined in accordance with SEC rules of all of our employees, excluding our principal executive officer, was $38,766. There has been no change in our employee population or employee compensation arrangements that would significantly affect the pay ratio. On that basis, for the purpose of identifying our median compensated employee and computing median annual total compensation, we utilized the same employee that we identified in 2017 as the median employee. In calculating the 2018 pay ratio, we used payroll and income tax records (Form W-2) as of December 31, 2018. For the year ended December 31, 2018, the total compensation for our CEO, Mr. Shulman, was $5,750,706 as reported in the “Total” column of the Summary Compensation Table for 2018 on page 39. Since Mr. Shulman was appointed as President and CEO effective September 8, 2018, we annualized his Salary, Non-Equity Incentive Plan Compensation and All Other Compensation, as disclosed in the Summary Compensation Table for 2018, and added the disclosed values of his Stock Awards and other compensation components to arrive at an annualized value of $8,484,619 for purposes of this pay ratio disclosure. The resulting pay ratio is estimated to be approximately 219 to 1.

We annualized Mr. Shulman’s total compensation as follows:

Pay Component	Actual Value Disclosed in the Summary Compensation Table	Amount as Adjusted for Purposes of CEO Pay Ratio Disclosure	Reason for Adjustment
Salary	$215,385	$800,000	Adjusted to annual base salary
Stock Awards	$3,000,000	$3,000,000	No adjustment as this is a one-time replacement equity award
Bonus Plus Non-Equity Incentive Plan Compensation	$2,511,306	$4,660,334	Reflects full year target of $3,666,667 multiplied by the results from the 2018 executive scorecard (127.1%).
All Other Compensation	$24,015	$24,285	Adjusted to annualize the group term life portion of All Other Compensation.
Total Compensation	$5,750,706	$8,484,619

Investors are cautioned, that amounts reported in the Summary Compensation Table for 2018 above for our NEOs, including our principal executive officer, are determined pursuant to SEC rules that do not necessarily reflect amounts actually received or realized by, or value actually delivered to, our NEOs, including our principal executive officer. Accordingly, investors are cautioned not to place undue reliance or emphasis on such amounts, or the ratio disclosed above.

Independent Director Compensation

We pay compensation to certain of our non-employee independent directors for their service as members of the Board and its Committees. We have a separate compensation arrangement with our Chairman of the Board described under the caption “Our 2018 Executive Compensation Program in Detail – Letter Agreement with Mr. Levine.” Fees to independent directors may be paid in cash or, in lieu of cash, by issuances of Company common stock based on the value of Company common stock at the date of grant, provided that any such issuance does not prevent a director from being independent and the shares are granted pursuant to a stockholder approved plan. We also make annual grants of RSUs on the first day of each calendar year that vest one-year after the grant date, subject to the director’s continued service through the vesting date. For 2018, Board members were eligible to receive an annual retainer of $75,000 and a grant of RSUs with a grant date fair value of $110,000. Committee chairs are eligible to receive annual cash retainers of $30,000 (Audit and Compliance), $20,000 (NCG), and $25,000 (Compensation and Risk). Committee members also were eligible to receive annual cash retainers of $15,000 (Audit and Compliance) and $10,000 (NGC, Compensation and Risk). Our presiding non-management director receives an annual retainer of $25,000. Cash retainers for annual Board, presiding non-management director, committee chair and committee member service are paid in quarterly installments. Stock grants are reviewed and approved annually. Under the terms of the Omnibus Incentive Plan adopted by our Board and approved by our stockholders at the 2016 Annual Meeting of Stockholders, no participant who is an independent director may receive cash and equity-based awards under the Omnibus Incentive Plan valued at more than $500,000 during any calendar year. The Committee believes that these restrictions represent meaningful limits on the compensation payable to our independent directors. All members of the Board are also reimbursed for reasonable costs and expenses incurred in attending Board or committee meetings or other Company business. Additionally, due to an administrative error by the Company in failing to provide timely and accurate tax information forms to the Company’s independent directors for tax years 2014 and 2015, the Company has agreed to reimburse our independent directors for tax preparation and filing fees incurred in connection with amending their 2014 and 2015 tax returns, as well as any tax penalties and interest on underpayment of taxes associated therewith.

Director Stock Ownership Policy

On March 25, 2016, the Board approved a Director Stock Ownership Policy to align the interests of our non-employee directors with those of our stockholders by encouraging significant stock ownership in the Company by our non-employee directors. Such policy is administered by the Committee. Pursuant to such policy, each non-employee director must at all times hold shares of Company common stock with a value equal to three times the cash retainer for such director’s annual Board service, excluding retainer fees for Board committee chair or committee member service. For purposes of determining compliance with such policy at any time, the value of the non-employee director’s holdings shall be determined by multiplying the number of shares held by such non-employee director by the average closing price of a share of Company common stock for the previous calendar year. A non-employee director’s holdings include shares held directly by the non-employee director, including unvested restricted shares, and shares owned indirectly or beneficially by the non-employee director. Non-employee directors serving on March 25, 2016 are required to meet the requirements of such policy by March 25, 2021. Individuals who become a non-employee director after March 25, 2016 will have five years from the date such individual commenced service on the Board to satisfy the requirements of such policy.

Director Deferral Election Program

Each of our non-employee independent directors may elect to defer the delivery of all or a portion of their annual RSU grant for board service. Delivery of such RSUs may be delayed until the date of the director’s separation from board service, a specified date selected by the director or the earlier to occur of the director’s separation from board service and a specified date selected by the director. RSUs that have been deferred may be delivered, at the election of the director, in a lump sum or in equal annual installments over a period of time not to exceed five years. Any deferral election must be made in the year prior to the year of grant and is irrevocable following December 31st of such prior year. The following directors made elections in 2017 to participate in the Director Deferral Election Program for 2018: Roy A. Guthrie and former director Douglas L. Jacobs.

Director Compensation Table for 2018

The total 2018 compensation of our non-employee directors is shown in the following table. We do not separately compensate our non-independent director, Mr. Shulman, for his Board or committee service.

Name	Service	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Anahaita Kotval(4)	Board Meetings	51,678
	Committee	66,695
	Total	118,373	258,585	55	377,013
Doug Jacobs(5)	Board Meetings	37,500
	Committee	22,500
	Total	60,000	251,221	1,481	312,702
Roy Guthrie	Board Meetings	100,000
	Committee	102,292
	Total	202,292	110,000	4,968	317,260
Ronnie Lott(5)	Board Meetings	37,500
	Committee	50,000
	Total	87,500	251,221	1,100	339,821
Jay Levine	Board Meetings	78,253
	Committee	0
	Total	78,253	78,082	7,292	163,627
Richard Smith	Board Meetings	38,733
	Committee	18,075
	Total	56,808	72,930	258	129,996
Valerie Soranno Keating	Board Meetings	38,733
	Committee	9,880
	Total	48,613	73,480	237	122,330
(1)	Messrs. Jacobs, Guthrie and Lott and Ms. Kotval held 4,232 unvested RSUs that were granted on January 1, 2018 with a grant date fair value of $110,000; Mr. Smith and Ms. Soranno Keating held 2,202 unvested RSUs that were granted on June 25, 2018, with a grant date fair value of approximately $73,000. These RSUs vested on January 2, 2019. Mr. Levine’s award was granted pursuant to his letter agreement (defined below) and was prorated for the period September 8, 2018 through December 31, 2018. The RSUs subject to the award to Mr. Levine became 100% vested on January 2, 2019.
(2)	The amounts reported in this column represent the grant date fair value of RSUs granted in 2018, calculated in accordance with FASB ASC Topic 718. On May 21, 2018, the Board agreed to allow the outstanding RSUs held by directors who resigned in 2018 to continue to vest as scheduled on January 1, 2019. Accordingly, in the case of Ms. Kotval and Messrs. Jacobs and Lott, the amounts recorded in this column also include the incremental fair value under FASB ASC Topic 718 associated with the modification of their outstanding equity awards in connection with their resignations from the Board.
(3)	Represents reimbursements for expenses incurred in connection with the directors’ duties as independent directors.
(4)	Ms. Kotval resigned from the Board effective September 8, 2018.
(5)	Messrs. Jacobs and Lott resigned from the Board effective June 25, 2018 in connection with the closing of the Apollo-Värde Transaction.

Letter Agreement with our Chairman of the Board

In connection with Mr. Levine’s resignation as our President and Chief Executive Officer Mr. Levine and the Company entered into a letter agreement (the “letter agreement”), effective as of September 8, 2018, which provides for Mr. Levine to receive $500,000 per year in annual compensation, in lieu of any retainer fees or other consideration paid to directors generally, for his services as non-executive Chairman of the Board (including service on any Board committee or any other service), half of which shall be payable in cash (the “Annual Cash Director Fee”) and half of which shall be payable in the form of an equity award under the terms of the Omnibus Incentive Plan or another long-term incentive plan maintained by the Company (the “Annual Equity Director Fee” and, together with the Annual Cash Director Fee, the “Annual Director Fee”), subject to the same vesting and other terms and conditions as are applicable to the annual equity awards granted to other members of the Board. Pursuant to the letter agreement, the Annual Director Fee for 2018 was prorated using September 8, 2018 as the starting date, and the Committee approved a grant to Mr. Levine of RSUs with an aggregate value equal to $78,082 (which represents a proration of the Annual Equity Director Fee for 2018), which vested on January 2, 2019. Mr. Levine is bound by certain restrictive covenants under the letter agreement, including non-competition and non-solicitation of Company employees, consultants, independent contractors and other service providers, during the term of his service to the Company and Board and for a period of 12-months thereafter.

Compensation Committee Interlocks and Insider Participation

The current members of the Committee are the individuals named as signatories to the Compensation Committee Report set forth above under “Compensation Committee Report.” None of our executive officers currently serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Board or the Committee. None of the individuals who served on the Committee during 2018 and none of the current members of the Committee are current or former officers or employees of the Company. Additionally, none of the individuals who currently serve as members of the Committee or who served as members of the Committee during 2018 has had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K.

Equity Compensation Plan Information

The following table sets forth information with respect to securities authorized for issuance under our equity compensation plans as of December 31, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)	Weighted average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	902,392	n/a	12,377,392
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	902,392	n/a	12,377,392
(1)	Represents 902,392 shares of Company common stock reserved for issuance pursuant to RSUs (assuming maximum achievement of the applicable performance metrics) that were outstanding as of December 31, 2018. Pursuant to SEC guidance, unvested restricted shares issued pursuant to RSAs that were issued and outstanding as of December 31, 2018 are not included in columns (a) or (c) of this table.
(2)	The weighted-average exercise price of the RSUs identified in column (a) is listed as “n/a” in column (b) since there is no exercise or purchase price for such RSUs.
(3)	Represents shares of Company common stock that remained available for future issuance under our Omnibus Incentive Plan as of December 31, 2018, excluding shares identified in column (a) that are reserved for issuance pursuant to RSUs, as well as unvested shares of restricted stock issued pursuant to RSAs, that were outstanding as of December 31, 2018. Under the terms of our Omnibus Incentive Plan, the number of shares available for future issuance increases annually on the first day of each fiscal year beginning in 2014 by a number of shares equal to the excess of (x) 10% of the number of outstanding shares on the last day of the immediately preceding fiscal year over (y) the number of shares remaining available for future issuance under the Omnibus Incentive Plan as of the last day of the immediately preceding fiscal year. Accordingly, effective January 1, 2019, the number of shares of Company common stock remaining available for future issuance under our Omnibus Incentive Plan was increased by 367,510 shares to 12,744,902 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Apollo-Värde Transaction

On June 25, 2018, the Acquisition Entity, an entity formed by an investor group led by funds managed by affiliates of Apollo and Värde, collectively the “Apollo-Värde Group,” completed its purchase of 54,937,500 shares of Company common stock formerly beneficially owned by SFH, an entity owned primarily by a private equity fund managed by an affiliate of Fortress Investment Group LLC and its affiliates (“Fortress”), representing the entire holdings of our stock beneficially owned by Fortress (approximately 40.5% of Company common stock that was issued and outstanding as of such date) (the “Apollo-Värde Transaction”). As a result, the Apollo-Värde Group is our largest stockholder and has significant influence over all matters requiring a stockholder vote.

A&R Stockholders Agreement

General

On June 25, 2018, in connection with the closing of the Apollo-Värde Transaction, the Company and the Acquisition Entity entered into an amended and restated stockholders agreement (the “A&R Stockholders Agreement”) containing, among other things, certain provisions described below. As discussed further below, the A&R Stockholders Agreement provides certain rights to the Acquisition Entity with respect to the designation of directors for nomination and election to the Board, as well as registration rights for certain of our securities beneficially owned, directly or indirectly, by the Acquisition Entity and its Permitted Transferees (collectively, the “Stockholders”). The term “Permitted Transferees” and other capitalized terms used but not defined in this discussion have the respective meanings given to them in the A&R Stockholders Agreement.

The A&R Stockholders Agreement provides that the parties thereto will use their respective reasonable efforts, including voting or causing to be voted all of our voting shares beneficially owned by each, so that no amendment is made to our Restated Certificate of Incorporation or Bylaws in effect as of the date of the A&R Stockholders Agreement (i) that would add restrictions to the transferability of our shares by the Stockholders, which are beyond those provided for in our Restated Certificate of Incorporation, the A&R Stockholders Agreement or applicable securities laws or (ii) that nullify the rights set out in the A&R Stockholders Agreement of the Stockholders unless such amendment is approved by such Stockholder.

Designation and Election of Directors

The A&R Stockholders Agreement provides that, for so long as the A&R Stockholders Agreement is in effect, we and each Stockholder shall take all reasonable actions within our respective control (including voting or causing to be voted all of the securities held of record or beneficially owned by such Stockholder entitled to vote generally in the election of our directors and, with respect to us, including in the slate of nominees recommended by the Board those individuals designated by the Acquisition Entity) so as to elect to the Board, and to cause to continue in office:

•	a number of directors equal to a majority of the Board, plus one director, who are designated by the Acquisition Entity, for so long as the Acquisition Entity directly or indirectly beneficially owns, together with its Permitted Transferees, at least 33% of our voting power;
•	a number of directors equal to a majority of the Board, minus one director, who are designated by the Acquisition Entity, for so long as the Acquisition Entity directly or indirectly beneficially owns, together with its Permitted Transferees, less than 33% but at least 20% of our voting power, provided that if the Board consists of six or fewer directors, then the Acquisition Entity shall have the right to designate two directors;

•	a number of directors (rounded up to the nearest whole number) that would be required to maintain the Acquisition Entity’s proportional representation on the Board who are designated by the Acquisition Entity for so long as the Acquisition Entity directly or indirectly beneficially owns, together with its Permitted Transferees, less than 20% but at least 10% of our voting power, provided that if the Board consists of six or fewer directors, then the Acquisition Entity shall have the right to designate two directors; and
•	a number of directors (rounded up to the nearest whole number) that would be required to maintain the Acquisition Entity’s proportional representation on the Board who are designated by the Acquisition Entity for so long as the Acquisition Entity directly or indirectly beneficially owns, together with its Permitted Transferees, less than 10% but at least 5% of our voting power, provided that if the Board consists of six or fewer directors, then the Acquisition Entity shall have the right to designate one director.

In accordance with the A&R Stockholders Agreement, the Acquisition Entity has designated Messrs. Becker, Mamik, Michelini, Sinensky and Smith and Ms. Soranno Keating.

Matters Reserved for Approval of the Disinterested Directors

For as long as the Stockholders have beneficial ownership of at least 20% of the common stock, the following actions shall require the approval of the majority of our directors who are disinterested and independent under Delaware law: (i) any transaction or series of transactions between any Stockholder or any of their respective affiliates, on the one hand, and the Company or any of its subsidiaries, on the other hand, that could reasonably be expected to have a value in excess of $30,000,000 (other than ordinary course purchases of asset-backed securities from the Company or any of its subsidiaries on arms-length, market terms in an amount not exceeding $500,000,000 in any transaction); (ii) any enforcement or waiver of the rights of the Company or any of its subsidiaries under any agreement between the Company or any of its subsidiaries, on the one hand, and any Stockholder or any of their respective affiliates, on the other hand; and (iii) any management, monitoring, service, transaction or other similar fee payable to any Stockholder or any of their respective affiliates, with the exception of certain pre-approved transactions.

Indemnification of the Acquisition Entity

The A&R Stockholders Agreement provides that we will indemnify the Acquisition Entity and its officers, directors, employees, agents and affiliates against losses arising out of third-party claims (including litigation matters and other claims) based on, arising out of or resulting from:

•	the Acquisition Entity’s status as an equity holder of the Company;
•	the ownership or the operation of our assets or properties and the operation or conduct of our business; and
•	any other activities we engage in.

In addition, we have agreed to indemnify the Acquisition Entity and its officers, directors, employees, agents and affiliates against losses, including liabilities under the Securities Act of 1933 as amended (the “Securities Act”) and the Exchange Act, relating to actual or alleged misstatements in or omissions from any registration statement, prospectus, preliminary prospectus or any amendment or supplement thereto, other than misstatements or omissions made in reliance on information relating to and furnished by the Acquisition Entity for use in the preparation of that registration statement or report.

Registration Rights

Demand Rights.   Each Stockholder has, for so long as such Stockholder directly or indirectly beneficially owns, together with Acquisition Entity and its Permitted Transferees, an amount of Company common stock (whether owned at the time of the offering or subsequently acquired) equal to or greater than 1% of our shares of common stock then issued and outstanding (a “Registrable Amount”), “demand” registration rights that allow the Stockholder, for itself and for the Acquisition Entity and its Permitted Transferees, at any time after 180 days following the date of the A&R Stockholders Agreement, to request that we register under the Securities Act an amount equal to or greater than a Registrable Amount. The Stockholder, for itself and for the Acquisition Entity and its Permitted Transferees, will be entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. We will not be required to effect any demand registration within one month of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights, described below, and which included at least 50% of the shares of common stock requested by the requestor to be included. We will not be obligated to grant a request for a demand registration within one month of any other demand registration.

Piggyback Rights.   For so long as Stockholders beneficially own a Registrable Amount and subject to certain other conditions, Stockholders have “piggyback” registration rights that allow them to include the common stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any of our other stockholders that have registration rights. These “piggyback” registration rights will be subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration.   We granted to the Acquisition Entity and its Permitted Transferees, for so long as the Acquisition Entity, together with its Permitted Transferees, beneficially owns a Registrable Amount, the right to request a shelf registration on Form S-3 providing for offerings of Company common stock to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12-month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our stockholders. In addition, Stockholders may elect to participate in such shelf registrations within five days after notice of the registration is given.

Indemnification; Expenses; Lock-ups

Under our A&R Stockholders Agreement, we have agreed to indemnify the applicable selling Stockholder and its officers, directors, employees, managers, members, partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells shares of Company common stock, unless such liability arose from the applicable selling Stockholder’s misstatement or omission, and the applicable selling Stockholder will agree to indemnify us against all losses caused by its misstatements or omissions. We will pay all registration and offering-related expenses incidental to our performance under the A&R Stockholders Agreement, and the applicable selling Stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock under the A&R Stockholders Agreement. We have entered into, and have caused our officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by the Acquisition Entity and its permitted transferees.

Observer Rights

Under our A&R Stockholders Agreement, for so long as the Stockholders have beneficial ownership of Company common stock representing at least 10% of the voting power, the Acquisition Entity shall have the right to designate up to three non-voting representatives to attend meetings of our Board and committees of the Board.

Transactions with Affiliates

SpringCastle.   As a result of the closing of the Apollo-Värde Transaction on June 25, 2018, Fortress is no longer an affiliate of the Company and, accordingly, our relationship as servicer for the SpringCastle Portfolio no longer constitutes a related party transaction. From January 1, 2018 through June 30, 2018, we received $16 million in servicing fee revenue for servicing loans included in the SpringCastle Funding Trust 2016-A securitization and certain loan accounts beneficially owned by SpringCastle America, LLC, SpringCastle Credit, LLC and SpringCastle Finance, LLC that are not included in the SpringCastle Funding Trust 2016-A securitization. At June 30, 2018 the servicing fees receivable from the SpringCastle Funding Trust were $2.4 million.

Subservicing Agreement.   Nationstar Mortgage LLC (“Nationstar Mortgage”) subservices the real estate loans of certain of our indirect subsidiaries (collectively, the “Owners”). Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar Mortgage. The Owners paid Nationstar Mortgage subservicing fees of $434,000 from January 1, 2018 through June 30, 2018.

Apollo Group Affiliates.   Affiliates of members of the Apollo Group (as defined below) and/or members of the Apollo Group (collectively, the “Apollo Group Investors”) own, acquire and may continue to own and acquire the Company’s and SFC’s securities, including SFC-sponsored asset-backed securities and securitization debt (“SFC Securities”), in the ordinary course of business of such Apollo Group Investors. Athene Holding Ltd. (“Athene”), and/or one or more of its subsidiaries, in the ordinary course of its business, acquires, owns and may continue to acquire and own SFC Securities, including in senior and junior tranches thereof. Members of the Apollo Group own a significant equity interest in Athene and control 45% of the total voting power of Athene. Such SFC Securities were acquired by Apollo Group Investors and Athene and/or a subsidiary thereof from the related underwriter on terms that were the same as those that were offered to other investors in such SFC Securities. The Company, through its indirectly owned insurance companies, owns Apollo debt securities, which were selected by an independent investment adviser with full investment discretion over the insurance companies’ portfolio.

Related Party Transaction Policy and Procedures

Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities or an immediate family member of any of the foregoing. We have adopted a written policy (the “Related Party Transaction Policy”) that establishes procedures for approving (a) any transaction between (i) a related person or Related Entity, as defined below (related persons and Related Entities being referred to herein as “Covered Persons”), on the one hand, and (ii) the Company or any of its subsidiaries, on the other hand, where such Covered Person has a direct or indirect material interest and the aggregate amount involved exceeds $120,000 or (b) any other transaction providing for the payment by the Company or any of its subsidiaries of any management, monitoring, service, transaction or other similar fee to any one or more members of the Apollo Group (each, a “Related Party Transaction”). As provided in the Related Party Transaction Policy and in the charter of the Audit Committee, and except as the Board may otherwise determine from time to time, the Audit Committee is responsible for reviewing and approving in advance (or ratifying, if applicable) any Related Party Transactions. In determining whether to approve or ratify a Related Party Transaction, the Audit Committee is required to consider, among other factors it deems appropriate, benefits to the Company, whether the terms of the Related Party Transaction are generally available to unrelated third parties, and the extent of the Covered Person’s interest in the Related Party Transaction. In addition, except as described in the following sentence, if the Company’s legal department determines a Related Party Transaction involves a member of the Apollo Group, such proposed Related Party Transaction must be submitted to the independent directors of the Board who are disinterested and independent under Delaware law (the “Disinterested Directors”) as to the matter under consideration prior to the consummation of such proposed Related Party Transaction. A Related Party Transaction involving an Ordinary Course Related Entity does not require review or approval under the Related Party Transaction Policy (a) where the amount involved is less than $30,000,000, and such Related Party Transaction does not involve either (i) the purchase of asset-backed securities from the Company or any of its subsidiaries or (ii) the payment by the Company or a subsidiary thereof of a management, monitoring, service, transaction or other similar fee payable to any Ordinary Course Related Entity, or (b) both (i) such Related Party Transaction is an ordinary course purchase by a Related Entity of asset-backed securities from the Company or any of its subsidiaries in an amount not exceeding $500,000,000 in any transaction or series of related transactions (which, for purposes hereof, shall mean an amount not exceeding $500,000,000 in the aggregate for all tranches purchased in any issuance), and (ii) such Related Entity does not purchase more than 70% of any tranche of such asset-backed securities, as long as any Related Party Transaction described in the preceding clause (a) or (b) is made on arm’s-length, fair market terms. In addition, neither the Company nor any subsidiary thereof shall enforce or waive any right under any agreement between the Company or any of its subsidiaries, on the one hand, and any Ordinary Course Related Entity, on the other hand, without the prior approval of a majority of the Disinterested Directors. The Audit Committee has delegated authority to its chair or, where applicable, to the Disinterested Directors, to approve or ratify any Related Party Transactions between Audit Committee meetings.

For purposes of the Related Party Transactions Policy:

•	“Apollo Group” means (a) Apollo, (b) Athene, (c) Athora Holding Ltd. (“Athora”), (d) any investment fund or other collective investment vehicle whose general partner or managing member is owned, directly or indirectly, by Apollo or by one or more of Apollo’s subsidiaries, (e) BRH Holdings GP, Ltd. and its shareholders, (f) any executive officer of Apollo, Athene or Athora whom Apollo, Athene or Athora (as applicable) designates, in a written notice delivered to the Company, as a member of the Apollo Group for purposes of the Related Party Transaction Policy (which designation shall continue in effect until such designee ceases to be an executive officer of Apollo, Athene or Athora, as applicable) and (g) any affiliate of a person described in clause (a), (b), (c), (d) or (e) above; provided, none of (i) the Company, (ii) any subsidiary of the Company, (iii) any person employed by (A) the Company or any of its subsidiaries, (B) Athene or any of its subsidiaries or (C) Athora or any of its subsidiaries shall be deemed to be a member of the Apollo Group, unless such natural person is designated as a member of the Apollo Group as described in clause (f) above. For avoidance of doubt, any person managed by Apollo or by one or more of Apollo’s subsidiaries pursuant to a managed account agreement (or similar arrangement) without Apollo or one or more of Apollo’s subsidiaries controlling such person as a general partner or managing member shall not be part of the Apollo Group. The inclusion of Athene, Athora and their respective subsidiaries in the definition of “Apollo Group” is solely for the purposes of the Related Party Transaction Policy, and shall not imply that Apollo or any of its affiliates controls any such entity from an accounting, regulatory or control perspective;
•	“Ordinary Course Related Entity” means (a) any member of the Apollo Group and (b) any Related Entity that is either a direct or indirect limited partner of the Acquisition Entity or an affiliate of such a direct or indirect limited partner; and

•	“Related Entity” means (i) any entity that directly or indirectly owns more than 5% of any class of the Company’s voting securities, and any affiliate of such entity, (ii) each member of the Apollo Group for as long as Section 3.04 of the A&R Stockholders Agreement is in effect and (iii) any entity in which a related person is employed or is a general partner or principal or in which such person has at least a 5% beneficial ownership interest.

AUDIT FUNCTION

Audit Committee Report

The Audit Committee is a standing committee of the Board that comprises solely non-employee directors who have been affirmatively determined to be “independent” within the meaning of the NYSE Listing Standards and Section 10A of the Exchange Act. The Audit Committee operates pursuant to a written charter that is available under the Corporate Governance tab in the Investor Relations section of the Company’s website at http://investor.onemainfinancial.com/ and is also available to stockholders upon request, addressed to OneMain Holdings, Inc., 601 NW Second Street, Evansville, IN 47708, Attention: Secretary.

The Company’s management is responsible for the preparation of the Company’s consolidated financial statements and the Company’s overall financial reporting process. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with GAAP. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee is also solely responsible for the selection and termination of the Company’s independent registered public accounting firm, including the approval of audit fees and any permissible non-audit services provided by and fees paid to the independent registered public accounting firm. See “Board of Directors—Committees of the Board of Directors—Audit Committee” above for additional information regarding the role and responsibilities of the Audit Committee.

In connection with the preparation of the Company’s consolidated financial statements for the year ended December 31, 2018, the Audit Committee:

•	Reviewed and discussed the Company’s audited consolidated financial statements with management;
•	Discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Auditing Standard No. 1301 – Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”); and
•	Received the written disclosures and the letters from PricewaterhouseCoopers LLP required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

Audit Committee of the Board of Directors Roy A. Guthrie, Chairman Peter B. Sinensky Richard A. Smith

Audit Committee’s Pre-Approval Policies and Procedures

Our Audit Committee is responsible for pre-approving all audit services and permitted non-audit services, including the fees and terms thereof, to be performed for us and our subsidiaries by our independent registered public accounting firm, Pricewaterhouse Coopers LLP (the “Independent Registered Public Accounting Firm”). The Audit Committee has adopted a pre-approval policy and implemented procedures that provide that all engagements of our Independent Registered Public Accounting Firm are reviewed and pre-approved by the Audit Committee, except for such services that fall within the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that our Audit Committee approves prior to the completion of the audit. The pre-approval policy also permits the delegation of pre-approval authority to a member of the Audit Committee between meetings of the committee, and any such approvals are reviewed and ratified by the committee at its next scheduled meeting. The Audit Committee has delegated to the Chair of the committee the authority to pre-approve permissible non-audit services.

Independent Registered Public Accounting Firm Fees and Services

For the years ended December 31, 2018 and 2017, professional services were performed for us by PricewaterhouseCoopers LLP, our independent registered public accounting firm, pursuant to the oversight of our Audit Committee. Set forth below are the fees billed to us by PricewaterhouseCoopers LLP for the years ended December 31, 2018 and 2017. All fees and services were pre-approved in accordance with the Audit Committee’s pre-approval policy.

Year Ended December 31, (dollars in thousands)	2018	2017
Audit Fees	$15,919	$16,172
Audit-Related Fees	411	421
Tax Fees	—	—
All Other Fees	536	129
Total Fees	$16,866	$16,722

Audit Fees.   Audit fees primarily related to the annual audits of the Consolidated Financial Statements included in the Annual Reports on Form 10-K for OMH and SFC, the annual audit of internal control over financial reporting for OMH, as required by Section 404 of the Sarbanes-Oxley Act of 2002, the reviews of the Condensed Consolidated Financial Statements included in the Quarterly Reports on Form 10-Q for OMH and SFC and statutory audits of insurance subsidiaries of OMH.

Audit-Related Fees.   Audit-related fees primarily related to audit fees for agreed upon procedures and a SOC 1 Report (Service Organization Controls Report) for the loan servicing system used in connection with servicing the SpringCastle loan portfolio.

Tax Fees.   We did not pay any fees to our Independent Registered Public Accounting Firm during 2017 or 2018 related to tax compliance, tax advice and tax planning.

All Other Fees.   For 2018, All Other Fees related to an assessment of omnichannel sales and originations operations and a cybersecurity compliance assessment performed by our Independent Registered Public Accounting Firm. For 2017, All Other Fees related to a cybersecurity gap assessment performed by our Independent Registered Public Accounting Firm.

PROPOSAL 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2019. The Board is asking stockholders to ratify this appointment. Although SEC regulations and the NYSE listing requirements require the Company’s independent registered public accounting firm to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter for stockholders to provide input to the Audit Committee and the Board on a key corporate governance issue. If the appointment of PricewaterhouseCoopers LLP is not ratified, the matter of the appointment of the independent registered accounting firm will be re-considered by the Audit Committee. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions regarding the Company.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of March 28, 2019, the most recent practicable date according to publicly available information, the beneficial ownership of shares of Company common stock by: (i) each present director, including the nominees for re-election at the Annual Meeting; (ii) the Company’s NEOs; (iii) all directors and executive officers of the Company as of March 28, 2019, as a group; and (iv) each stockholder known to the Company to beneficially own more than 5% of Company common stock. As of March 28, 2019, there were 136,082,463 shares of the Company’s common stock issued and outstanding. Beneficial ownership means that the individual has or shares voting power or dispositive power with respect to the shares of Company common stock or the individual has the right to acquire the shares within 60 days following March 28, 2019. Unless otherwise stated, the address for each beneficial owner is c/o OneMain Holdings, Inc., 601 NW Second Street, Evansville, IN 47708, Attention: Secretary.

	Nature and Amount of Beneficial Ownership
Name	Shares Owned (#)	Percentage
Named Executive Officers and Directors:
Jay N. Levine(1)	3,107,296	2.28
Douglas H. Shulman	32,523	*
John C. Anderson	1,195,376	*
Bradford D. Borchers	92,786	*
Micah R. Conrad(2)	0	*
Robert A. Hurzeler	179,320	*
Scott T. Parker(2)	198,532	*
Marc E. Becker(3)	0	*
Roy A. Guthrie(4)	22,545	*
Valerie Soranno Keating	2,202	*
Aneek S. Mamik(5)	1,100	*
Matthew R. Michelini(3)	0	*
Peter B. Sinensky(3)	0	*
Richard A. Smith	2,202	*
All directors and executive officers as a group (14 persons)(6)	4,833,882	3.55
5% Stockholders:
OMH Holdings L.P.(7)(8)	54,937,500	40.37
Värde Partners, Inc.(8)(9)	11,355,568	8.34
FMR LLC(10)	11,619,180	8.54
The Vanguard Group(11)	7,275,335	5.35
*	Indicates less than one percent.
(1)	Includes 500,000 shares held by the Jay N. Levine 2018 Annuity Trust, of which Mr. Levine is trustee and annuitant. As trustee, Mr. Levine retains voting rights with respect to the shares held by the trust. As a result, Mr. Levine may be deemed to beneficially own such trust shares, although he disclaims beneficial ownership of any such shares held by the trust except to the extent of his pecuniary interest, if any, therein.
(2)	Effective on March 26, 2019 Mr. Parker resigned as our Executive Vice President and CFO and Mr. Conrad was appointed as our Acting CFO (retaining his title of Executive Vice President).
(3)	Messrs. Becker, Michelini and Sinensky are associated with Apollo Management, L.P. (“Apollo Management”) and its affiliated investment managers, including Apollo Management VIII, L.P. (“Management VIII”), which serves as the manager of Apollo Uniform GP, LLC (“Uniform GP”), the general partner of OMH Holdings, L.P. (the “Acquisition Entity”), which is the record holder of 54,937,500 shares of Company common stock. The table above does not include, with respect to Messrs. Becker, Michelini and Sinensky, the shares held by the Acquisition Entity, or any securities that may be deemed to be beneficially owned by Apollo Management, or any of the investment managers or investment advisors affiliated with Apollo Management, and each of

Messrs. Becker, Michelini and Sinensky disclaims beneficial ownership of all such securities, except to the extent of his pecuniary interest, if any, therein.

(4)	Includes 8,748 beneficially owned shares that Mr. Guthrie has the right to acquire within 60 days following March 28, 2019.
(5)	The amount included in the table above represents Mr. Mamik’s personal holdings in the Company’s common stock. Mr. Mamik is an affiliate of Värde and may be deemed to beneficially own the shares of Company common stock through entities affiliated with Värde as described in footnote 8 below, although Mr. Mamik disclaims beneficial ownership of any such shares beneficially owned by Värde except to the extent of his indirect pecuniary interest, if any, in them.
(6)	Includes, with respect to all directors and executive officers as of March 28, 2019, as a group, 8,748 beneficially owned shares that may be acquired within 60 days following March 28, 2019.
(7)	The Acquisition Entity beneficially owns and has shared voting and dispositive power over 54,937,500 shares of Company common stock. Uniform GP is the general partner of the Acquisition Entity. Management VIII is the non-member manager of Uniform GP. AIF VIII Management, LLC (“AIF VIII”) is the general partner of Management VIII. Apollo Management is the sole member and manager of AIF VIII. Apollo Management GP, LLC (“Management GP”) serves as the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) serves as the sole member and manager of Management GP. Apollo Management Holdings GP, LLC (“Management Holdings GP”) serves as the general partner of Management Holdings. The managers and principal executive officers of Management Holdings GP and Messrs. Leon D. Black, Joshua Harris and Marc Rowan. The address of the Acquisition Entity is One Manhattanville Road, Suite 201, Purchase, NY 10577. The address of each of the other persons described in this footnote is 9 West 57th Street, 43rd Floor, New York, NY 10019.
(8)	See the discussion above under the caption “Certain Relationships and Related Party Transactions — Stockholders Agreement — Apollo-Värde Transaction.”
(9)	Värde is the ultimate owner of the general partners of each of the Uniform InvestCo LP; Uniform InvestCo GP LLC; The Värde Fund VI-A, L.P.; Värde Investment Partners (Offshore) Master, L.P.; Värde Investment Partners, L.P.; Värde Investment Partners G.P., LLC; The Värde Skyway Master Fund, L.P.; The Värde Skyway Fund G.P., LLC; The Värde Fund XII (Master), L.P.; The Värde Fund XII G.P., L.P.; The Värde Fund XII UGP, LLC; Värde Credit Partners Master, L.P.; Värde Credit Partners G.P., LLC; Värde SFLT, L.P.; The Värde Specialty Finance Fund G.P., L.P.; The Värde Specialty Finance Fund U.G.P., LLC; and Värde Partners, L.P. (the “Värde Parties”), or of the general partners’ managing members. Mr. George Hicks is the chief executive officer of Värde Partners, Inc. As such, each of Värde and Mr. Hicks may be deemed to have beneficial ownership of the shares owned by each of the Värde Parties. Each of Värde and Mr. Hicks disclaims beneficial ownership of the securities held indirectly through the Värde Parties except to the extent of their pecuniary interest therein, and this disclosure shall not be deemed an admission that any such reporting person is the beneficial owner for purposes of this Annual Report or for any other purpose. The address of the Värde Parties is c/o Värde Partners, Inc., 901 Marquette Avenue South, Suite 3300, Minneapolis, MN 55402.
(10)	All information about FMR LLC (“FMR”) is based on a Schedule 13G/A filed with the SEC on February 13, 2019. FMR reported that it is the beneficial owner of 11,619,180 shares of Company common stock representing 8.556% of our issued and outstanding common stock as of December 31, 2018. FMR also reported that is has sole dispositive power over 11,619,180 shares of common stock and sole voting power over 681,264 shares of common stock. In the Schedule 13G/A filed by FMR, FMR disclosed the following: Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.
(11)	All information about The Vanguard Group, Inc. (“TVG”) is based on a Schedule 13G filed with the SEC on February 11, 2019. TVG reported that it is the beneficial owner of 7,275,335 shares of Company common stock representing 5.35% of our issued and outstanding common stock as of December 31, 2018. TVG also reported that it has sole voting power with respect to 37,542 shares of common stock, sole dispositive power with respect to 7,237,954 shares of common stock, shared voting power of 8,765 shares of common stock and shared dispositive power of 37,381 shares of common stock. The address for TVG is 100 Vanguard Blvd., Malvern, PA 19355.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires certain of the Company’s directors and officers and persons who beneficially own more than 10% of a registered class of the Company equity securities to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with the SEC. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to all of its reporting persons were complied with during the fiscal year ended December 31, 2018.

OTHER MATTERS

The Board knows of no other matters to be brought before the Annual Meeting. If matters other than the ones listed in this Proxy Statement properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

STOCKHOLDER PROPOSALS

We provide stockholders with the opportunity, under certain circumstances and consistent with our Bylaws and the rules of the SEC, to participate in the governance of the Company by submitting proposals and director nominations for consideration at our Annual Meeting of stockholders. Proposals from stockholders are given careful consideration by us in accordance with Rule 14a-8 under the Exchange Act (“Rule 14a-8”). For a proposal to be included in our proxy statement and proxy card for our 2020 Annual Meeting of Stockholders, such proposal must comply with Rule 14a-8 and must be received by us in writing no later than December 11, 2019.

Additionally, if our Annual Meeting is held on May 21, 2019, as expected, any stockholder proposal or director nomination for our 2020 Annual Meeting of Stockholders that is not intended for inclusion in our proxy statement and proxy card in respect of such meeting will be considered untimely under our Bylaws if it is received by us prior to January 23, 2020 or after February 22, 2020. An untimely proposal may not be brought before or considered at our 2020 Annual Meeting of Stockholders. Any stockholder proposal or director nomination submitted must also be made in compliance with our Bylaws. For more information regarding our procedures for director nominations as set forth in our Bylaws, please refer to “Corporate Governance—Criteria and Procedures for Selection of Director Nominees.”

All stockholder proposals and director nominations must be addressed to OneMain Holdings, Inc., 601 NW Second Street, Evansville, IN 47708, Attention: Secretary. The chairman of our Annual Meeting of stockholders may refuse to acknowledge the introduction of any stockholder proposal or director nomination not made in compliance with the foregoing procedures.

ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC’s website, www.sec.gov, contains these reports and other information that the Company files electronically with the SEC.

Such information will also be furnished upon written request to OneMain Holdings, Inc., 601 NW Second Street, Evansville, Indiana 47708, Attention: Secretary, and can also be accessed through the Company’s website at http://www.onemainfinancial.com. We will furnish without charge to each person whose proxy is being solicited, upon oral or written request of any such person, a copy of the Company’s Annual Report on Form 10-K for 2018, as filed with the SEC, excluding the exhibits, by first class mail or other equally prompt means within one business day of receipt of such request. Request for copies of such report should be directed to the Company’s Secretary at the above address or at (812) 424-8031.

ONEMAIN HOLDINGS, INC.
ATTN: SECRETARY
601 N.W. 2ND STREET
EVANSVILLE, INDIANA 47708

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E72111-P21362

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ONEMAIN HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following proposals:

	For All	Withhold All	For All Except
1. To elect three Class III directors to serve until the 2022 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Aneek S. Mamik
02) Richard A. Smith
03) Valerie Soranno Keating

NOTE: The proxies are authorized to vote at their discretion upon any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of 2019 Annual Meeting of Stockholders, Proxy Statement and 2018 Annual Report are available at www.proxyvote.com.

E72112-P21362

ONEMAIN HOLDINGS, INC.
Annual Meeting of Stockholders
May 21, 2019 1:00 P.M. Local Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Douglas H. Shulman, John C. Anderson and Jack R. Erkilla, or any of them as proxies, each with the power to appoint a substitute and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, and at their discretion on any matter that may properly come before the meeting, all of the shares of common stock of OneMain Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) or postponement(s) thereof, to be held at 1:00 P.M., Local Time, on Tuesday, May 21, 2019, at the Old Vanderburgh County Courthouse, 201 NW 4th Street, Evansville, Indiana 47708. This proxy hereby revokes any proxies previously submitted by the stockholder with respect to the shares represented by this proxy.

IF NO OTHER INDICATION IS MADE ON AN EXECUTED PROXY CARD, THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side